UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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lululemon athletica inc.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO OUR SHAREHOLDERS:
We are pleased to invite you to attend the annual meeting of shareholders of lululemon athletica inc. on Wednesday, June 9, 2021, beginning at 8:00 a.m., Pacific Time. The annual meeting will be a virtual meeting of shareholders, which will be conducted via live webcast. You will be able to attend the annual meeting of shareholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/lulu2021. You also will be able to vote your shares electronically at the annual meeting.
We are excited to continue to embrace the latest technology to provide expanded access, improved communication, and cost savings for our shareholders and the company. We believe hosting a virtual meeting helps enable greater shareholder attendance at the annual meeting by allowing shareholders that might not otherwise be able to travel to a physical meeting to attend online and participate from any location around the world.
Details regarding how to attend the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying notice and proxy statement.
This year we are again providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission's "notice and access" rules. As a result, we are sending to many of our shareholders a notice instead of a paper copy of this proxy statement and our 2020 annual report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a paper copy of our proxy materials, including this proxy statement, our 2020 annual report, and a form of proxy card or voting instruction card. All shareholders who do not receive a notice, including shareholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.
Your vote is important. Regardless of whether you plan to participate in the annual meeting online, we hope you will vote as soon as possible. You may vote by proxy over the Internet, telephone or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, telephone, or by paper proxy, or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend the virtual meeting.
Thank you for your ongoing support of, and continued interest in, lululemon.
Sincerely,

/s/ Calvin McDonald
Calvin McDonald
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

You are invited to attend the 2021 annual meeting of the shareholders of lululemon athletica inc., a Delaware corporation.

Date
June 9, 2021 at 8:00 a.m., Pacific Time (Online check-in will begin at 7:30 a.m., Pacific Time)

Virtual Meeting
Live webcast at www.virtualshareholdermeeting.com/lulu2021.

Proposals

Proposal		Board recommends you vote:
Proposal No. 1	To elect three Class II directors to hold a three-year term and to elect one Class I director to hold office for a 2-year term, until each director's respective successors are elected and qualified	For ✓
Proposal No. 2	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2022	For ✓
Proposal No. 3	To approve, on an advisory basis, the compensation of our named executive officers	For ✓
Other	To transact on other business that may come before, or if properly presented at the meeting

Shareholder vote
Shareholders of record at the close of business on April 13, 2021, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A list of those shareholders entitled to vote at the annual meeting will be available for examination by any shareholder for any purpose germane to the meeting for a period of ten days prior to the meeting at our principal offices. If you would like to schedule an appointment to examine the shareholder list during this period, please email our company secretary at investors@lululemon.com. The shareholder list will also be available to shareholders of record during the annual meeting on the virtual meeting website.

Online Access to Proxy
We are pleased to continue using the U.S. Securities and Exchange Commission's "notice and access" delivery model allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this delivery process will expedite shareholders' receipt of proxy materials and lower the costs and reduce the environmental impact of the annual meeting. On or about April 27, 2021, we intend to send to our shareholders a Notice of Internet Availability of Proxy Materials, containing instructions on how to access our proxy statement and 2020 annual report, on how to vote online, and on how to access the virtual annual meeting and the shareholder list. This notice also provides instructions on how to receive a paper copy of the proxy materials by mail.

Technical Help
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.

Whether or not you plan to attend the annual meeting, please vote your shares via the Internet or telephone, as described in the accompanying materials, as soon as possible to ensure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the virtual meeting you will, of course, have the right to revoke the proxy and vote your shares electronically at the meeting.

By order of the board of directors,

/s/ Calvin McDonald
Calvin McDonald
Chief Executive Officer
Vancouver, British Columbia
April 27, 2021

LULULEMON ATHLETICA INC.
PROXY STATEMENT
2021 ANNUAL MEETING OF SHAREHOLDERS
WEDNESDAY, JUNE 9, 2021
GENERAL INFORMATION
This proxy statement is being provided to solicit proxies on behalf of the board of directors of lululemon athletica inc. for use at the annual meeting of shareholders to be held on Wednesday, June 9, 2021, at 8:00 a.m., Pacific Time.
Our principal offices are located at 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.

Virtual Annual Meeting
We are pleased to inform you that this year's meeting will again be a virtual meeting, which will be conducted via live webcast. You will be able to attend the annual meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/lulu2021. We expect to first make this proxy statement available, together with our 2020 annual report, to shareholders on or about April 27, 2021.
Our board of directors considers the appropriate format for our annual meeting of shareholders on an annual basis. Similar to last year, we have again taken into account the ongoing impact of COVID-19, which has heightened public health and travel concerns for in-person annual meetings. Accordingly, we are pleased to continue to embrace the latest technology to provide expanded access, improved communication, and cost savings for our shareholders and lululemon. Our virtual format allows shareholders to submit questions and comments and to vote during the meeting. We believe the virtual meeting format allows our shareholders to engage with us no matter where they live in the world, and is accessible and available on any internet-connected device, be it a phone, a tablet, or a computer. We believe the benefits of a virtual meeting allow our shareholders to have robust engagement with lululemon, and is in the best interests of our shareholders at this time.
Who May Vote
Only persons who are holders of record of our common stock or our special voting stock at the close of business on April 13, 2021, which is the record date, will be entitled to notice of and to vote at the annual meeting. On the record date, 125,127,575 shares of common stock and 5,203,012 shares of special voting stock were issued and outstanding. Each share of common stock and special voting stock is entitled to one vote at the annual meeting. Holders of common stock and special voting stock will vote together as a single class on all matters that come before the annual meeting. Accordingly, throughout this proxy statement we refer generally to our outstanding common stock and special voting stock together as our "common stock."
What Constitutes a Quorum
Shareholders may not take action at the annual meeting unless there is a quorum present at the meeting. Shareholders participating in the virtual meeting are considered to be attending the meeting "in person." The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote as of the close of business on the record date constitutes a quorum. Abstentions and broker non-votes will each be counted as present for the purposes of determining the presence of a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a shareholder withholds such shareholder's vote by checking the "abstain" box on the proxy card, or similarly elects to abstain via the Internet or telephone voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of the appointment of an independent registered accounting firm.
Vote Required
Proposal No. 1: A nominee for director will be elected to the board if the votes cast for the nominee's election exceed the votes cast against that nominee's election at the meeting. Abstentions and broker non-votes will have no effect on the outcome of the election and we do not have cumulative voting in the election of directors.
Proposal No. 2: The selection of our independent registered public accounting firm will be ratified if the votes cast for this proposal exceed the votes cast against this proposal at the meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 3: The compensation of our named executive officers will be approved, on an advisory basis, if the votes cast for this proposal exceed the votes cast against this proposal at the meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Voting Process
Shares that are properly voted or for which proxy cards are properly executed and returned will be voted at the annual meeting in accordance with the directions given. In the absence of directions, these shares will be voted "FOR" the election of the director nominees named in this proxy statement, and "FOR" Proposals No. 2 and No. 3.
We do not expect any other matters to be brought before the annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their discretion with respect to those matters.
The manner in which your shares may be voted depends on how your shares are held. If you are the record holder of your shares, meaning you appear as the holder of your shares on the records of our stock transfer agent, you may vote those shares via the Internet or telephone, or, if you request a printed copy of the proxy materials, via a proxy card for voting those shares included with the printed proxy materials. If you own shares in street name, meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you may instead receive a notice with instructions on how to access proxy materials as well as how you may instruct your bank or brokerage firm how to vote your shares.

Voting on the Internet
You can vote your shares via the Internet by following the instructions in the notice. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote via the Internet, you do not need to complete and mail a proxy card. We encourage you to vote your shares via the Internet in advance of the annual meeting even if you plan to attend the annual meeting.

Voting by Mail
You can vote your shares by mail by requesting a printed copy of the proxy materials sent to your address. When you receive the proxy materials, you may fill out the proxy card enclosed therein and return it per the instructions on the card. By signing and returning the proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as "proxies," to vote your shares at the annual meeting in the manner you indicate. If you request a printed copy of the proxy materials, we encourage you to sign and return the proxy card even if you plan to attend the annual meeting.

Voting by Telephone	You can vote your shares by telephone. Instructions are included with your notice. If you vote by telephone, you do not need to complete and mail your proxy card.
Attendance and Voting at the Annual Meeting
Most of our shareholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. There are some distinctions between shares held of record and those owned beneficially. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the "shareholder of record." As the shareholder of record, you have the right to attend the meeting, grant your voting proxy directly to lululemon or to a third party, or to vote your shares during the meeting. If your shares are held in a brokerage account, by a trustee or by another nominee (that is, in "street name"), you are considered the "beneficial owner" of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote, or to vote your shares during the annual meeting.
Revocation
If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the annual meeting by delivering to the company secretary of lululemon a written notice of revocation or a duly executed proxy bearing a later date or by voting your shares electronically at the annual meeting. Any shareholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares. Simply attending the annual meeting does not revoke your proxy. Your last vote, prior to or at the annual meeting, is the vote that will be counted.
Householding
The SEC permits companies to send a single notice, and for those shareholders that elect to receive a paper copy of proxy materials in the mail, one copy of this proxy statement, together with our 2020 annual report, to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice, and for those shareholders that elect to receive a paper copy of proxy materials in the mail, one copy of our 2020 annual report and this proxy statement. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our common stock held through brokerage firms. If your family has multiple accounts holding our common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the notice, our 2020 annual report and this proxy statement. The broker will arrange for delivery of a separate copy of the notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.
Solicitation of Proxies
We pay the cost of soliciting proxies for the annual meeting. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile, mail, email or other methods of electronic communication. Shareholders are requested to return their proxies without delay.

YEAR IN REVIEW
COVID-19 Fiscal 2020 was a difficult year. We faced a rapidly changing global landscape, and we faced it united, with resilience and resolve. As we temporarily closed stores around the world, we continued to support our people, and implemented programs to support and keep them safe:
•Global Pay Protection provided pay and job protection for our employees during temporary store closures. As we re-opened, we kept our pay guarantee in place should a store need to close again for any reason. We now have a minimum pay guarantee policy by role.
•We Stand Together Fund was created to support our employees facing significant financial hardship with relief grants. To establish the fund, our senior leadership team contributed 20% of their salaries and members of our board of directors contributed 100% of their cash retainers for a period of three months. The fund allows for employee donations and we plan to continue to offer the program on an enduring basis to support employees both during COVID-19 and beyond.
•Ambassador Relief Fund was an extension of our support to our collective community where we provided $4.5 million to assist ambassador-run fitness studios with basic operating costs.
•Enhanced mental health support and tools were implemented, including a wide range of resiliency and connection sessions specifically created to support our people and collective during the pandemic.

As we continue to navigate the COVID-19 pandemic, we continue to prioritize the safety of our people and our guests. We are closely monitoring the situation in every market and community we serve. We will temporarily close stores and restrict operations as necessary based upon information from governmental and health officials.

Inclusion, Diversity, Equity and Action (IDEA) The Black Lives Matter movement acted as a powerful catalyst within our organization in fiscal 2020. After many real and impactful conversations with our underrepresented employees and our greater community, we heard that we need to evolve within our own walls to support meaningful, lasting change in the world. We added "Inclusion" as one of our core values, and established IDEA Advisory and Steering Committees, led by our chief executive officer. We hired our global head of IDEA and built a team to work to meet our commitments. We invested $5 million in 2020, and plan to continue investing in 2021 to fund our global IDEA activities. These funds can further support the career progress of our diverse talent and increase access to internal opportunities and professional development.
MIRROR In June 2020, we announced the acquisition of MIRROR, a leading, in-home fitness company. This marked our first acquisition and is a compelling addition to our omni guest experiences growth pillar. We are excited to bolster our digital sweatlife offerings and bring immersive and personalized in-home sweat and mindfulness solutions to our guests.

Senior Leadership Team As we continue to expand globally, André Maestrini joined our team as our executive vice president, international to lead our operations in Asia Pacific, China, and Europe, Middle East and Africa (EMEA). Additionally, we promoted Meghan Frank to be the first woman to hold the chief financial officer position at lululemon. In another milestone, Celeste Burgoyne's role evolved to become our first executive to serve at the president level as she leads the Americas and global guest innovations team.
Stores As our international growth continued in fiscal 2020, we celebrated our 100th store opening in our Asia Pacific region in fiscal 2020 and have continued to build our international footprint opening even more locations globally. We opened our largest store in Asia to date, in Tokyo, Japan. We continued to open more pop-up store locations (over 100 seasonal stores) to support our guests during the holiday season. During the year, we opened 30 net new company-operated stores, including 18 stores in Asia Pacific, nine stores in North America, and three stores in Europe.
Financial Highlights Fiscal 2020 was a year in which we had to adapt our priorities, and evolve our strategies, to navigate the challenges of the COVID-19 pandemic, global climate crisis, and systemic inequities in our society. We established cross functional teams across the business to ensure we could continue to serve our guests where, when, and how they wanted to shop. As we reported in our Annual Report for fiscal 2020, from 2020 compared to 2019:
•Net revenue increased 11% to $4.4 billion.
•Company-operated stores net revenue decreased 34% to $1.7 billion.
•Direct to consumer net revenue increased 101% to $2.3 billion.
•Gross profit increased 11% to $2.5 billion.
•Gross margin increased 10 basis points to 56.0%.
•Income from operations decreased 8% to $820.0 million.

As we continue to navigate the global pandemic, we remain committed to our Power of Three growth plan and the targets contemplated by this plan which include a doubling of our men's business, a doubling of our e-commerce business, and a quadrupling of our international business by 2023 from levels realized in 2018. Our three strategic pillars of the plan are:
•Product Innovation: Our product assortment was met with strong guest response throughout 2020. We continued to leverage our Science of Feel development platform, and introduced more inclusive sizing into our core women's styles in 2020 with additional styles to be added in 2021.
•Omni-Guest Experience: The COVID-19 pandemic impacted the way guests interacted with our brand in 2020 as store traffic declined. This was offset by significant strength in our e-commerce business as we invested in IT infrastructure, fulfillment capacity and increased the number of educators assisting guests in our Guest Education Center. Revenue in our e-commerce channel increased 101% in 2020.
•Market Expansion: We continued to grow our presence both in North America and in our international markets. Our expanded seasonal store strategy allowed us to better cater to our guests in select markets, while also helping introduce new guests to our brand. For 2020, our business in North America increased 8%, while total growth in our international markets was 31%.

In this year of uncertainty, we made the decision to cap our annual bonus payouts for fiscal 2020 at 100% of target (as opposed to our typical maximum of 200% of target). Additionally, we aligned our bonus goals to our financial results in the second half of the year to position bonus goals with our financial recovery. Our priorities, as described above, were to fund our global pay protection program, as well as other initiatives focused on our collective, including our We Stand Together Fund and Ambassador Relief Fund. We ended our year in a strong financial position, which exceeded our bonus targets established for the second half of the year. Therefore, our fiscal 2020 bonus goals were achieved at 100% of target.

IMPACT AGENDA
Our purpose is to elevate the world by unleashing the full potential within every one of us. The Impact Agenda is our stake in the ground toward an equitable, sustainable future. Our strategy is organized into three interconnected pillars, each with a vision for success, goals and commitments, and strategies.

BE HUMAN

Inclusion, Diversity, Equity, and Action (IDEA)

We continually endeavor to create an environment that is equitable, inclusive, and fosters personal growth.

Diversity and inclusion are key components of our culture and are fundamental to achieving our strategic priorities and future vision. The diversity of our teams and working in an inclusive culture enables increased employee engagement, better decision making, greater adaptability, creativity, and a deeper understanding of the communities we serve. We are proud that as of January 31, 2021, approximately 55% of our board of directors, 65% of our senior executive leadership team, and 50% of all vice presidents and above are women, while approximately 75% of our overall workforce are women(1).

We maintain 100% gender pay equity within our entire global employee population, meaning equal pay for equal work across genders. We have achieved pay equity across all areas of diversity in the United States and are seeking, to the extent permitted under local law and regulation, to collect the data necessary to confirm complete pay equity globally.

We offer all employees IDEA education, training, support, and guided conversations on a variety of topics, including anti-racism, anti-discrimination, and inclusive leadership behaviors, in a variety of forums. We aim to foster a culture of inclusion by making IDEA part of our everyday conversation, and frequently review our policies, programs, and practices to identify ways to be more inclusive and equitable.

Supporting our employees through whole-person opportunities

We believe that each of our approximately 25,000 people are key to the success of our business. We strive to foster a distinctive culture rooted in our core values that attracts and retains passionate and motivated employees who are driven to achieve personal and professional goals. We believe our people succeed because we create an environment that fosters growth and is diverse and equitable.

We assess our performance and identify opportunities for improvement through an annual employee engagement survey. In 2020 our survey participation rate was more than 90% and our employee engagement score was in the top 10% of retailers(2). Our engagement score tells us whether our employees believe lululemon is a great place to work, whether they believe they are able to use their strengths at work, if they are motivated, and whether they would recommend lululemon as a great place to work.

We understand that health and wealth programs need to offer choice at all stages of life. Our current offerings to support whole-person opportunities include, among other things:
•Competitive compensation which rewards exceptional performance;
•A parenthood program which is a gender-neutral benefit that provides all eligible employees up to six months of paid leave;
•An employee assistance program which provides free, confidential, support to all our employees and their families in a variety of areas from mental well-being to financial services to advice for new parents;
•Personal resilience tools and mental health sessions to employees, ambassadors, and suppliers;
•Reimbursement programs which reward physical activity; and
•A Fund your Future program for eligible employees which offers partial contribution matches to a pension plan and employee share purchase plan.

________
(1)While we track male and female genders, we acknowledge this is not fully encompassing of all gender identities.
(2)Based on an industry benchmark provided by the third party that administers this survey to our employees.

Supporting the wellbeing of the people who make our products in our supply chain

We partner with our suppliers to work towards creating safe, healthy, and equitable environments that support the wellbeing of all the people who make our products. Our Vendor Code of Ethics is the foundation of our supplier partnerships. It adheres to international standards for working conditions, workers’ rights, and environmental protection, and its implementation focuses on prevention, monitoring, and improvement. Beyond labor compliance, we are committed to supporting worker wellbeing, building on years of partnerships with our suppliers around workplace practices and community support initiatives.

We recently developed and implemented our Foreign Migrant Worker Standard, which outlines our expectations with respect to foreign migrant workers. This program, which has successfully been executed in Taiwan, has benefited approximately 2,700 migrant workers by reducing worker-paid fees. Based on lessons learned from this program, we are now expanding beyond Taiwan so that we can continue to support our foreign migrant workers globally.

BE WELL

Everyone has the right to be well. Yet globally, more people are facing stress and anxiety in their everyday lives, exacerbated by COVID-19, social injustice, and environmental anxiety. At lululemon, we are committed to wellbeing for all. When we all have the tools, resources, and agency to be well, we can realize our full potential and contribute to a healthier future. As a brand rooted in movement, mindfulness, and connection, we know these practices have the power to support mental, physical, and social wellbeing. To support the critical need for wellbeing, we are providing access to tools for at least 10 million people globally, including our guests, suppliers, and members of our communities. Areas of focus for us include:

Establish a Centre for Social Impact In 2021, we plan to establish a lululemon centre of excellence for social impact that will help unify and amplify existing programs such as Here to Be and innovate new programs to advance equity in wellbeing in our communities.

Here to Be is our flagship social impact program. Launched in 2016, Here to Be committed $25 million over five years to partner with nonprofit organizations that create equitable access to yoga, running, and meditation. This year, in response to a growing need for wellbeing, we took action to scale Here to Be and deepen its impact. We evolved its mission with a clear focus on equity. We expanded partnerships to include organizations that advocate for social justice. The program provides support that includes funding, connection to tools and resources, and amplification across our platforms. Through partnerships in regions where we operate, we plan to scale our reach and impact.

Peace on Purpose was created in partnership with the United Nations (UN) Foundation, to provide mindfulness tools to UN humanitarian workers. Working on the front lines of global crises and natural disasters, UN staff report high rates of burnout, stress, compassion fatigue, and mental health stigmas in their work. Peace on Purpose is an evidence-based and trauma-informed program that equips UN workers with mindfulness resources to support their mental, physical, and emotional wellbeing. To date, Peace on Purpose has reached humanitarian employees in 11 countries through in-person workshops and in 87 countries through digital workshops. In 2020, we launched mindfulness tools in partnership with Insight Timer, a global meditation app.

BE PLANET

We envision a future where we thrive within the limits of our one planet. That is why we act to avoid environmental harm and contribute to restoring a healthy planet. At lululemon, we create products and experiences that reflect the values of our guests and our aspirations for a healthier world. We will work to be part of a circular ecosystem, based on principles of designing out waste and pollution, keeping products and materials in use, regenerating natural systems, and using clean renewable energy. Underlying is the imperative to act on climate change, and we have set ambitious, science-based carbon targets that are linked to our Be Planet goals. By transforming our materials and products, guest experience models, and supply chains and by partnering with our collective, suppliers, and industry stakeholders, we take responsibility to help evolve our industry toward a more sustainable future. Our focus areas are as follows:

Innovate Sustainable Materials Our intent is to design our products for long-lasting performance, beauty, and sustainability. We are working to adopt better fibres, evolve manufacturing processes, innovate net new materials, and engage in industry collaborations to help evolve collective solutions. We assess impacts using the Sustainable Apparel Coalition Higg Materials Sustainability Index (Higg MSI) and select life-cycle analysis methodologies. A key goal is for all our materials to come from traceable sources.

Create circularity through new guest models We are in the early stages of a transformation toward a circular ecosystem. Circularity inspires a whole new way of creating and accessing products – away from a linear approach and toward a creative and regenerative model that engages guests and keeps products in use as long as possible.

Act on climate change and renewable energy In 2019, we created science-based targets approved by the Science Based Targets initiative. We are implementing strategies to invest in the transition to renewable energy, drive carbon reduction and energy efficiency across our value chain, and collaborate across industries for progress.

Use less water and better chemistry Creating, processing, and dyeing materials requires clean water. As part of the solution, we are assessing water limits in our supply chain and have initiated projects with our suppliers to manufacture products in ways that are radically more water-efficient. We plan to continue to elevate chemicals management and promote the use of better chemistries to achieve the highest product performance, protect people and the environment, and comply with regulation and industry standards.

Make waste obsolete The apparel industry has opportunities to reduce waste across our value chain, including in manufacturing, in stores and distribution centres, and in our shipping and product packaging.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
We have a classified board of directors with a total of eleven directors, including four Class I directors, four Class II directors, and three Class III directors who will serve until the annual meetings of shareholders to be held in 2023, 2021 and 2022, respectively. One of our current Class II directors, Tricia Glynn, will not stand for re-election at the annual meeting. Accordingly, effective as of the 2021 annual meeting, our board of directors will consist of ten directors, including four Class I directors, three Class II directors, and three Class III directors.
Director Nominees for Election at the 2021 Annual Meeting of Shareholders
New and re-nominated directors are evaluated by the corporate responsibility, sustainability and governance committee of our board of directors using information available about the candidate, criteria and procedures included in our "guidelines for evaluating director candidates."

As the term for our Class II directors is expiring at the 2021 annual meeting, the committee has nominated the individuals noted below for re-election. If elected, the directors will serve for a three-year term until our 2024 annual meeting, and until their successors are duly elected and qualified, or until their earlier resignation or removal.

On November 18, 2020, our board of directors appointed Kourtney Gibson as our newest director, and determined our shareholders should have the opportunity to vote on the nomination as a continuing Class I director at this annual meeting. If elected, Ms. Gibson will serve until our 2023 annual meeting, and until her successor is duly elected and qualified or until her earlier resignation or removal.

Name	Age(1)	Director Since
Class II directors (whose terms would expire at the 2024 annual meeting)
Calvin McDonald	49	2018
Martha Morfitt	63	2008
Emily White	42	2011
Class I director (whose term would expire at the 2023 annual meeting)
Kourtney Gibson	40	2020
(1) Age as of April 1, 2021.
Please see the "Director Biographies" in the corporate governance section for each director's full biography.
Our board of directors has no reason to believe that any of the nominees listed above will be unable to serve as a director. If, however, any nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee. There are no family relationships among any of the directors or executive officers.
Vote Required and Board Recommendation
If a quorum is present, a nominee for director will be elected to the board of directors if the votes cast for the nominee's election exceed the votes cast against that nominee's election. If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the shareholder vote by the inspector of elections, the board of directors will determine whether to accept the director's resignation. Abstentions and broker non-votes will have no effect on the outcome of the election.
Our board of directors unanimously recommends a vote "FOR" the election of the three Class II nominees and the one Class I nominee named above.

CORPORATE GOVERNANCE
Our Board of Directors
The following table states the name, age, and principal occupation of each of our current directors (including the nominees to be elected at this meeting), and the period during which each has served as a director of lululemon.

Name	Age(1)	Occupation	Director Since
Class I directors (whose terms expires at the 2023 annual meeting)
Michael Casey	75	Retired Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Starbucks Corporation	2007
Glenn Murphy	59	Founder and Chief Executive Officer of FIS Holdings	2017
David Mussafer	57	Chairman and Managing Partner of Advent International Corporation	2014
Class I director (who is a nominee to continue as a Class I director at the 2021 annual meeting)
Kourtney Gibson	40	President of Loop Capital Markets	2020
Class II directors (whose terms expire and who are nominees for election at the 2021 annual meeting)
Calvin McDonald	49	Chief Executive Officer of lululemon athletica inc.	2018
Martha Morfitt	63	Principal of River Rock Partners Inc.	2008
Emily White	42	President of Anthos Capital	2011
Class III directors (whose terms expire at the 2022 annual meeting)
Kathryn Henry	55	Strategic Advisor and Independent Consultant	2016
Jon McNeill	53	Chief Executive Officer of DVx Ventures	2016
Stephanie Ferris	47	Former Chief Operating Officer of Fidelity National Information Services, Inc. (FIS)	2019
Class II director (whose term expires at the 2021 annual meeting)
Tricia Glynn	40	Managing Director of Advent International Corporation	2017
(1) Age as of April 1, 2021.

Director Biographies
Michael Casey has been a member of our board of directors since October 2007 and served as co-chair of the board of directors from September 2014 to April 2017 and as chair of the board of directors from May 2014 to September 2014. He retired from Starbucks Corporation in October 2007, where he had served as senior vice president and chief financial officer from August 1995 to September 1997, and executive vice president, chief financial officer and chief administrative officer from September 1997 to October 2007. Subsequent to retirement he served as a senior advisor to Starbucks Corporation from October 2007 to May 2008 and from November 2008 to January 2015. Prior to joining Starbucks, Mr. Casey was executive vice president and chief financial officer for Family Restaurants, Inc. and president and chief executive officer of El Torito Restaurants, Inc. He was also a member of the board of directors of The Nasdaq OMX Group, Inc. from January 2001 to May 2012. Mr. Casey graduated from Harvard College with an A.B. degree in Economics, cum laude, and Harvard Business School with an MBA degree.
Skills & Experience
•Our board of directors selected Mr. Casey to serve as director because he has extensive experience in corporate finance and accounting, managing retail-focused industry operations, strategic planning, and public company corporate governance.
Glenn Murphy has been a member of our board of directors since April 2017 and has served as non-executive chair of the board of directors since August 2018. He served as executive chair of the board of directors from February to August of 2018. He served as co-chair of the board of directors from April 2017 to November 2017 and as non-executive chair of the board of directors from November 2017 to February 2018. Mr. Murphy is an industry executive with more than 25 years of retail experience. He has successfully led diverse retail businesses and brands in the areas of food, health & beauty, apparel and books. He is the founder and CEO of FIS Holdings, a high-impact consumer-focused investment firm deploying a combination of operating guidance and capital flexibility. He is also CEO and chairman of KKR Acquisition Holdings I, a blank cheque company targeting the consumer sector. Prior to FIS Holdings, Mr. Murphy served as chairman and chief executive officer at The Gap, Inc. from 2007 until 2014. Prior to that, Mr. Murphy served as the chairman and chief executive officer of Shoppers Drug Mart Corporation from 2001 to 2007. Prior to leading Shoppers Drug Mart, he served as the chief executive officer and president for the Retail Division of Chapters Inc. Mr. Murphy started his career at Loblaws where he spent 14 years. He holds a BA Degree from the University of Western Ontario.
Skills & Experience
•Our board of directors selected Mr. Murphy to serve as a director because they believe his extensive retail experience as a leading strategic operator will provide valuable insight to our board of directors.
David Mussafer is lead director and has been a member of our board of directors since September 2014. Mr. Mussafer also served as a director of lululemon from 2005 until 2010. Mr. Mussafer is chairman and managing partner of Advent International Corporation which he joined in 1990. Prior to Advent, Mr. Mussafer worked at Chemical Bank and Adler & Shaykin in New York. Mr. Mussafer has led or co-led more than 25 buyout investments at Advent across a range of industries. Mr. Mussafer’s current directorships also include Aimbridge Hospitality, First Watch Restaurants, Olaplex Inc. and Thrasio. Mr. Mussafer holds a BSM, cum laude, from Tulane University and an MBA from the Wharton School of the University of Pennsylvania.
Skills & Experience
•Our board of directors believes Mr. Mussafer's extensive experience enables him to provide valuable insights to the board of directors regarding board processes and operations as well as the relationship between the board of directors and shareholders.
Kourtney Gibson has been a member of our board of directors since November 2020. Ms. Gibson is president of Loop Capital Markets, an investment banking and brokerage firm, where she started as an intern 20 years ago. She is on the board of MarketAxess Holdings Inc. She also sits on the board of trustees at the University of Miami and Viterbo University as well as serves on the boards of the Dibia Dream Foundation and Chicago Scholars Foundation. Ms. Gibson is a member of the Economic Club of Chicago and the Treasury Market Practices Group sponsored by the Federal Reserve Bank of New York. Ms. Gibson received an MBA from the Kellogg School of Management at Northwestern University.
Skills & Experience
•Our board of directors selected Ms. Gibson to serve as a director because they believe her accomplishments as a business and finance leader provides experience in identifying opportunities for growing global consumer brands.

Calvin McDonald's biographical summary is included in the "Executive Officers" section.
Martha Morfitt has been a member of our board of directors since December 2008. She has served as a principal of River Rock Partners, Inc., a business and cultural transformation consulting firm, since 2008. Ms. Morfitt served as the chief executive officer of Airborne, Inc. from October 2009 to March 2012. She served as the president and chief executive officer of CNS, Inc., a manufacturer and marketer of consumer healthcare products, from 2001 through March 2007. From 1998 to 2001, she was chief operating officer of CNS, Inc. Ms. Morfitt currently serves on the board of directors of Graco, Inc. She served on the board of directors of Mercer International Inc. from 2017 to 2020. She also served on the board of directors of Life Time Fitness, Inc. from 2008 to 2015. She received her HBA from the Richard Ivey School of Business at the University of Western Ontario, and an MBA from the Schulich School of Business at York University.
Skills & Experience
•Our board of directors selected Ms. Morfitt to serve as director because she has extensive public board experience and years of leading and managing branded consumer business operations and strategic planning.
Emily White has been a member of our board of directors since November 2011. She has served as President of Anthos Capital, a Los Angeles-based investment firm since 2018. Prior to Anthos, Ms. White was chief operating officer at Snapchat, Inc. a photo messaging application from January 2014 to March of 2015. Prior to joining Snapchat, Ms. White held several leadership roles at Facebook Inc., a social networking company, from 2010 to 2013 including Director of Local Business Operations, Director of Mobile Business Operations and Head of Business Operations at Instagram. From 2001 to 2010, Ms. White worked at Google where she ran North American Online Sales and Operations, Asia Pacific & Latin America business and the Emerging Business channel. Ms. White is also a board member and advisor to Graco, Inc. and is on the board of directors for Northern Start Investment Corp IV, a special purpose acquisition company, Railsbank, Olaplex, Inc. and Guayaki. She has also served on the boards of the National Center for Women in I.T., a non-profit coalition working to increase the participation of girls and women in computing and technology, X-Prize, a non-profit focused on creating breakthroughs that pull the future forward. She received a BA in Art History from Vanderbilt University.
Skills & Experience
•Our board of directors selected Ms. White to serve as a director because of her extensive experience with social networking and technology companies, her understanding of the demographics in which our principal customers reside and the diversity in background and experience she provides to our board of directors.
Kathryn Henry has been a member of our board of directors since January 2016. Ms. Henry previously served as chief information officer, logistics & distribution at lululemon from 2010 to 2014 where she oversaw all global information and technology operations for the company. Since 2015, Ms. Henry has served as a strategic consultant for retail and technology companies, in addition to venture capital, investment and consulting firms seeking executive level guidance. Prior to joining lululemon in 2010, Ms. Henry worked at Gap, Inc., where she served as vice president and chief information officer of international IT and Gap North America and was responsible for the systems support of key international growth initiatives. Previously, she was vice president of Dockers Business Divestiture and vice president of global IT strategy & development at Levi Strauss & Co. Ms. Henry was selected as a Global CIO Top 25 Breakaway Leader in 2013, and was a member of the National Retail Federation CIO council during her tenure with lululemon.
Skills & Experience
• Our board of directors believes Ms. Henry's strategic IT and retail experience as well as her experience with lululemon provides valuable insight to our board of directors.
Jon McNeill has been a member of our board of directors since April 2016. Since January 2020, Mr. McNeill has served as chief executive officer of DVx Ventures. He previously served as chief operating officer of Lyft, Inc. from March 2018 to July 2019. From September 2015 to February 2018, he served as president, global sales, delivery and service of Tesla Inc., overseeing customer-facing operations. Prior to joining Tesla, Inc., he was the chief executive officer of Enservio, Inc., a software company, from 2006 until 2015, and founder of multiple technology and retail companies including TruMotion, Sterling, First Notice Systems, and Trek Bicycle Stores, Inc. Mr. McNeill began his career at Bain & Company. He is a graduate of Northwestern University.
Skills & Experience
•Our board of directors selected Mr. McNeill because they believe his executive experience and innovative and entrepreneurial attributes provide valuable insight and are aligned with our unique culture.
Stephanie Ferris has been a member of our board of directors since July 2019. From 2019 to 2020, Ms. Ferris was the chief operating officer of Fidelity National Information Services, Inc. From 2018 to 2019, she was the chief financial officer of Worldpay, Inc., a payments technology company. Prior to becoming chief financial officer of Worldpay, Inc, in 2018, Ms. Ferris was the chief financial officer of Vantiv, Inc., a predecessor to Worldpay, since 2016 and its deputy chief financial officer since 2015. Ms. Ferris served in several capacities at Vantiv from 2010 to 2015. Earlier in her career, Ms. Ferris was employed in various positions of increasing responsibility of Fifth Third Bancorp, and began her career in public accounting at PricewaterhouseCoopers. Ms. Ferris is a Certified Public Accountant and a graduate of Miami University in Oxford, Ohio.
Skills & Experience
•Our board of directors selected Ms. Ferris to serve as a director given her broad experience and background in technology and finance.
Tricia Glynn has been a member of our board of directors since August 2017. Ms. Glynn has worked at Advent International since 2016 as a managing director focusing on buyouts and growth equity investments in the retail, consumer and leisure sector. Prior to Advent, Ms. Glynn spent 15 years investing across both Bain Capital Private Equity and the Private Equity Group of Goldman, Sachs & Co. She has closed transactions across the retail, healthcare, business services, real estate and media sectors, as well as internationally. From 2012 to 2018, Ms. Glynn served on the board of Burlington Stores Inc., a publicly traded department store retailer; and she is currently on the board of First Watch Restaurants Inc. and Olaplex, Inc. Ms. Glynn earned an A.B. in Biochemical Sciences cum laude from Harvard College and an MBA, with high distinction, as a Baker Scholar from Harvard Business School.
Skills & Experience
• Our board of directors believes Ms. Glynn's experience advising and investing in retail and consumer companies enables her to provide valuable and current insights to the board of directors.

Skills Matrix
Our directors have a diverse set of skills we believe are necessary to create an effective board. Listed below are qualifications and experiences we consider important to oversee the management of our business.

Director Qualifications & Experience	Casey	Ferris	Gibson	Glynn	Henry	McNeill	Morfitt	Murphy	Mussafer	White
Senior Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
International Markets	✓	✓				✓	✓	✓	✓
Finance/Accounting	✓	✓	✓	✓		✓	✓	✓	✓	✓
Public Company Board Service	✓	✓		✓	✓	✓	✓	✓	✓	✓
Retail Industry	✓		✓	✓	✓	✓	✓	✓	✓
Digital/Technology		✓			✓	✓				✓
Strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
HR & Talent							✓	✓		✓
Environmental, Social & Governance (ESG)	✓				✓	✓	✓	✓

Independence of the Board
The U.S. federal securities laws pertaining to corporate governance of publicly-traded companies and the Nasdaq listing standards require the board of directors to make an evaluation and determination as to the independence of members of the board of directors in accordance with the standards provided in U.S. federal law and the Nasdaq listing standards. The board of directors has reviewed the general definitions and criteria for determining the independence of directors, information provided by each director, other relevant facts and circumstances bearing on each director's ability to exercise independent judgment in carrying out the responsibilities of a director, any arrangements or understandings between any director and another person under which that director was selected as a director, and the recommendations of the corporate responsibility, sustainability and governance committee regarding the independence of our current directors. Based on this review, our board of directors has determined that the following current members of our board of directors are "independent" for the purposes of the Nasdaq listing standards as they relate to directors:

Michael Casey	Tricia Glynn	Martha Morfitt
Stephanie Ferris	Kathryn Henry	David Mussafer
Kourtney Gibson	Jon McNeill	Emily White

Our board of directors has determined that Calvin McDonald, our chief executive officer, is not an independent director by virtue of his current employment with lululemon, and that Glenn Murphy, our non-executive chair of the board of directors (and former executive chair), is not an independent director by virtue of his service as executive chair of the board of directors for part of 2018.
Executive Sessions
Non-management directors generally meet in an executive session without management present each time our board of directors holds its regularly scheduled meetings.
Committees and Meeting Attendance
Our board of directors has three standing committees, including audit; people, culture and compensation; and corporate responsibility, sustainability and governance committees. Each of these committees operates under a written charter adopted by our board of directors. Copies of these charters are available on our website at www.lululemon.com.
Our board of directors held eleven meetings of the full board of directors during fiscal 2020. Each of the standing committees held the number of meetings indicated in the table below. During fiscal 2020, each of our directors attended at least 75% of the total number of meetings of our board of directors and the committees of our board of directors on which such director served during that period. Directors are encouraged to attend our annual meetings of shareholders. All of our directors attended the 2020 annual meeting of shareholders.
The following table shows the three standing committees of our board of directors, the members of each committee during fiscal 2020 and the number of meetings held by each committee:

Name of Director	Audit	People, culture and compensation	Corporate responsibility, sustainability and governance
Michael Casey	Member	Member
Stephanie Ferris	Member
Kourtney Gibson	Member
Tricia Glynn			Member
Kathryn Henry	Member	Member
Jon McNeill			Member
Martha Morfitt	Chair	Member
David Mussafer			Chair
Emily White		Chair
Number of meetings in fiscal 2020	6	7	4
Audit Committee
The audit committee is appointed by our board of directors to assist it in fulfilling its oversight responsibilities by overseeing the accounting and financial reporting processes of lululemon and the audits of our financial statements as well as overseeing our risk assessment and risk management policies, procedures and practices. The audit committee's primary duties and responsibilities include:
•Appointing and retaining our independent registered public accounting firm, approving all audit, review, and other services to be provided by our independent registered public accounting firm and determining the compensation to be paid for those services;
•Overseeing the integrity of our financial reporting process and systems of internal controls regarding accounting and finance;
•Overseeing the qualifications, independence, and performance of our independent registered public accounting firm;
•Overseeing our financial risk assessment and risk management policies, procedures, and practices;
•Overseeing our enterprise risk assessment and management policies, procedures and practices (including regarding those risks related to information security, cyber security, and data protection);
•Reviewing and, if appropriate, approving any related party transactions;
•Reviewing our code of business conduct and ethics applicable to all directors, officers, and employees, and monitoring and approving any modifications or waivers of the code;
•Providing a means for processing complaints and anonymous submissions by employees of concerns regarding accounting or auditing matters; and
•Monitoring compliance with legal and regulatory requirements.
The current members of the audit committee are Martha Morfitt (chair), Michael Casey, Stephanie Ferris, Kourtney Gibson and Kathryn Henry. Our board of directors has determined that each of the members of the audit committee is "independent" for purposes of the Nasdaq listing requirements as they apply to audit committee members and that Mr. Casey, Ms. Morfitt, Ms. Ferris and Ms. Gibson qualify as "audit committee financial experts" under the rules of the SEC as they apply to audit committee members.
People, Culture and Compensation Committee
The people, culture and compensation committee is appointed by our board of directors to assist it in fulfilling its oversight responsibility by overseeing all significant aspects of our compensation policies and programs, including:
•Reviewing and approving the compensation and annual performance objectives and goals of our executive officers;
•Reviewing, approving, and administering incentive-based and equity-based compensation plans in which our executive officers participate;

•Evaluating risks created by our compensation policies and practices and considering any reasonably likely effect of such risks;
•Reviewing reporting on succession planning, talent management, and policies and practices with respect to diversity and inclusion;
•Reviewing and recommending to our board of directors new executive compensation programs; and
•Reviewing and recommending to our board of directors proposed changes in director compensation.

Additional information concerning the people, culture and compensation committee's processes and procedures for the consideration and determination of executive and director compensation (including the role of its independent compensation consultant, Willis Towers Watson) can be found in the Compensation Discussion and Analysis section of this proxy statement under the captions "People, Culture and Compensation Committee Duties and Responsibilities," "Role of the Independent Compensation Consultant," and "Role of Executive Officers in Executive Compensation."
The current members of this committee are Emily White (chair), Kathryn Henry, Martha Morfitt, and Michael Casey. Our board of directors has determined that each of the members of this committee is "independent" for purposes of the Nasdaq listing standards as they apply to board committees performing the compensation function.

Corporate Responsibility, Sustainability and Governance Committee
The corporate responsibility, sustainability and governance committee is appointed by our board of directors and is responsible for matters relating to:
•The corporate governance of our company;
•Identifying individuals qualified to become members of our board of directors or any of its committees;
•Recommending nominees for election as directors at each shareholder meeting at which directors are to be elected;
•Recommending candidates to fill any vacancies on our board of directors or any of its committees; and
•Reviewing and evaluating the company's programs, policies, practices and reporting relating to corporate responsibility and sustainability, including social and environmental issues and impacts to support the sustainable growth of the company's businesses.

In 2020, our board of directors expanded the purview of the nominating and governance committee to include oversight responsibility on corporate responsibility and sustainability and changed the committee’s name to the corporate, responsibility, sustainability and governance committee. The current members of this committee are David Mussafer (chair), Tricia Glynn, and Jon McNeill. Our board of directors has determined that each of the members of this committee is "independent" for purposes of the Nasdaq listing standards as they apply to board committees performing the nominating function.
Director Nominations
The corporate responsibility, sustainability and governance committee considers recommendations for nominees from directors, officers, employees, shareholders, and others based upon each candidate's qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in members of our board of directors. Nominees for our board of directors are expected to:
•Be committed to enhancing long-term shareholder value;
•Possess a high level of personal and professional ethics, sound business judgment, appropriate experience and achievements, personal character, and integrity;
•Understand our business and the industry in which we operate;
•Regularly attend meetings of our board of directors and committee meetings;
•Participate in meetings and decision-making processes in an objective and constructive manner; and
•Be available to advise our officers and management.
Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate. Upon selection of a qualified candidate, the corporate responsibility, sustainability and governance committee recommends the candidate to our board of directors. The committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
We are committed to a merit-based system for composition of our board of directors, which includes multiple perspectives and views. The corporate responsibility, sustainability and governance committee considers individuals on the basis of their integrity, experience, achievements, judgment, personal character, and capacity to make independent analytical inquiries, ability and willingness to devote adequate time to director duties, and likelihood that they will be able to serve as a director for a sustained period. While we do not have a formal policy regarding the consideration of diversity in identifying nominees for directors, we value the benefits that a diversity of business experience, geography, age, gender identity, race and ethnicity can bring to our board of directors. We believe diversity on the board of directors promotes the inclusion of different perspectives and ideas and ensures that we have the opportunity to leverage all available talent and makes prudent business sense. Our board of directors believes fostering a diverse board of directors also makes for better corporate governance and will seek to maintain a board of directors comprised of talented and dedicated directors with a diverse mix of expertise, experience, skills and backgrounds that reflect the diverse nature of the business environment.
The corporate responsibility, sustainability and governance committee will consider director candidates recommended by shareholders. The committee will evaluate director candidates in light of several factors, including the general criteria outlined above. Shareholders who wish to recommend individuals for consideration by the committee to become nominees for election to our board of directors at an annual meeting of shareholders must do so in accordance with the process outlined in "Shareholder Proposals to be Presented at the 2022 Annual Meeting of Shareholders" section of this proxy statement and in compliance with our bylaws. Each submission must include: the name and address of the shareholder on whose behalf the submission is made; the number of our shares that are owned beneficially by that shareholder as of the date of the submission and the time period for which those shares have been held; the derivative securities interests owned beneficially by that shareholder as of the date of the submission; a statement from the record holder of the shares and derivative securities interests verifying the holdings; the full name of the proposed candidate; a description of the proposed candidate's business experience for at least the previous five years; complete biographical information for the proposed candidate; a description of the proposed candidate's qualifications as a director; and any other information described in our bylaws and in our "Guidelines for Evaluating Director Candidates," which is available on our website at www.lululemon.com.
Board Structure
We have a classified board structure where board members are elected to three-year terms, such that generally every year only one-third of the directors are considered for election or re-election. We have had this board structure continuously since lululemon became a publicly traded company in 2007. Our board of directors believes the classified board structure has served lululemon and our shareholders well and continues to benefit our shareholders. We believe continuity in membership of our board of directors has assisted in consistent application of our practice of combining performance and leadership to achieve our goals.
Our board of directors also believes a classified board structure provides valuable stability and continuity of leadership for lululemon which is important to long-term shareholder value. With three-year terms, directors develop a deeper understanding of our business, values, competitive environment, and strategic goals. Experienced directors are better positioned to provide effective oversight and advice consistent with the long-term best interest of shareholders. It also enhances the board's ability to make fundamental decisions that are best for lululemon and its shareholders, such as decisions on strategic transactions, significant capital commitments, and careful deployment of financial and other resources. Electing directors to three-year terms also enhances the independence of non-employee directors. It permits them to act independently and on behalf of all shareholders without worrying whether they will be re-nominated by the other members of the board each year. The longer term reduces the influence of special interest groups or significant shareholders who may have agendas contrary to the majority of shareholders and lululemon's own long-term goals. The board of directors believes the freedom to focus on the long-term interests of lululemon, instead of short-term results and the re-nomination process, leads to greater independence and better governance.
In addition, our board of directors believes the classified board structure can be a safeguard against a purchaser gaining control of lululemon without paying fair value. Because only approximately one-third of the directors are elected at any annual meeting, a majority of the board of directors cannot be replaced at a single annual meeting. A classified board does not preclude a change in control of lululemon. It can, however, provide the board of directors more time and flexibility to evaluate the adequacy and fairness of proposed offers, to implement the optimal method of enhancing shareholder value, to protect shareholders against abusive tactics during a takeover process, and to negotiate the best terms for all shareholders, without the threat of imminent removal of a majority of board members. Our board of directors believes that without a classified board structure, its ability to deal with proposals it believes are unfair to lululemon's shareholders or inadequate would be significantly reduced.
Although our board of directors believes a classified board structure is best for lululemon and our shareholders at this time, our board of directors also believes board composition needs to be very responsive to the changing needs of lululemon, however rapid or long-term. Our board of directors evaluates and refreshes itself on a regular basis in an effort to ensure there is proper board composition to meet the current and long-term business needs of lululemon. The average length of service on our board of directors by our current board members is approximately six years. Our board of directors believes its approach toward board turnover has achieved the right balance between the need for continuity and the need for fresh perspectives on the board and continues to place lululemon's best interests and needs above any individual agenda.
Board Leadership Structure
Our board of directors believes that one of its most important functions is to protect shareholders' interests through independent oversight of management, including the chief executive officer. However, our board of directors does not believe that effective management oversight necessarily mandates a particular management structure, such as a separation of the role and identities of the chair of the board of directors and chief executive officer. Our board of directors considers it important to retain flexibility to exercise its judgment as to the most appropriate management structure for lululemon, based on the particular circumstances facing lululemon from time to time.
Currently, the positions of chair of the board of directors and chief executive officer are held by separate persons because our board of directors determined that this structure aids in the oversight of management and was in the best interests of our company and our shareholders at this point in time.
Board and Committee Evaluations
The board of directors and each committee perform annual self-evaluations under the guidance of the corporate responsibility, sustainability and governance committee. In connection with these evaluations, each of the directors is requested to provide their assessment of the effectiveness of the board of directors and the committees on which they serve to the corporate responsibility, sustainability and governance committee. Generally, these annual evaluations include peer evaluations.

Communications with Directors
Shareholders may communicate with members of our board of directors by transmitting correspondence by mail or email, addressed as follows:
Corporate Secretary
c/o lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7
Email: investors@lululemon.com
The company secretary will, as they deem appropriate, forward communication to our board of directors or to any individual director, directors, or committee of our board of directors to whom the communication is directed.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of the officers, directors and employees of lululemon and our subsidiaries. The most current version is available on our website at www.lululemon.com. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means required by Nasdaq rules or applicable law.
Say-on-Pay Advisory Vote on Executive Compensation
We provided shareholders a "say-on-pay" advisory vote on the compensation of our named executive officers at our 2020 annual meeting. At that meeting, shareholders expressed substantial support for the compensation of our named executive officers (who generally include our chief executive officer, chief financial officer and each of our next three most highly compensated executive officers during a particular fiscal year), with approximately 97% of the votes cast on the proposal voting for approval of the compensation of our named executive officers.
The people, culture and compensation committee considered the results of the 2020 advisory say-on-pay vote when evaluating our compensation principles, design, and practices. The committee also considered many other factors in evaluating our executive compensation programs as discussed in the compensation discussion and analysis. While each of these factors bore weight on the committee's decisions regarding the compensation arrangements of our named executive officers, the committee did not make any changes to our executive compensation policies and practices as a direct result of the 2020 advisory say-on-pay vote.

Advisory Vote on the Frequency of Say-on-Pay Votes
We provided shareholders an opportunity to cast an advisory vote on how often we should include an advisory say-on-pay proposal in our proxy materials for future shareholder meetings at our 2017 annual meeting. Shareholders had the opportunity to recommend holding the advisory say-on-pay vote every year, every two years or every three years. At our 2017 annual meeting, shareholders holding a majority of the shares voting on this proposal preferred that we hold the advisory say-on-pay vote every year.
After considering the results of the 2017 advisory vote on the frequency of the say-on-pay votes and other factors it deemed relevant, the people, culture and compensation committee believed this outcome conveyed our shareholders' support for holding an advisory vote on say-on-pay every year. Accordingly, we are providing shareholders a say-on-pay advisory vote at this year's annual meeting.
The Dodd-Frank Act requires us to hold this advisory vote on the frequency of the advisory say-on-pay vote at least once every six years. Accordingly, our next advisory vote on how often we should include an advisory say-on-pay proposal in our proxy materials is expected to be at the 2023 annual meeting.
Risk Oversight
In its governance role, and particularly in exercising its duty of care and diligence, our board of directors is responsible for overseeing and assessing risk management policies and procedures designed to protect the company's assets and business. While our board of directors has the ultimate oversight responsibility for the risk management process, our board of directors has delegated to the audit committee the initial responsibility of overseeing the company's risk assessment and risk management. In fulfilling its delegated responsibility, the audit committee has directed management to ensure that an approach to risk management is implemented as a part of the day-to-day operations of lululemon, and to design internal control systems with a view to identifying and managing material risks.
On a periodic basis, the audit committee reviews and discusses with the appropriate members of our finance team and our internal auditors the company's significant financial risk exposures and the steps that management has taken to monitor, control, and report those risks. In addition, the audit committee regularly evaluates the company's policies, procedures, and practices with respect to enterprise risk assessment and risk management (including those risks related to information security, cyber security, and data protection), including discussions with management about material risk exposures and the steps being taken to monitor, control, and report those risks. The audit committee reports its activities to the full board of directors on a regular basis and in that regard makes such recommendations to our board of directors with respect to risk assessment and management as it may deem necessary or appropriate.
On a periodic basis, the people, culture and compensation committee reviews the various design elements of our compensation policies and practices to determine whether any of their aspects encourage excessive or inappropriate risk-taking by our executive officers. The people, culture and compensation committee reports its activities in this regard to the full board of directors and makes such recommendations to our board of directors with respect to our compensation policies and practices as it may deem necessary or appropriate.
Anti-Hedging Policy
Our insider trading policy prohibits our directors, officers and other employees from speculating in our stock, including trading in options, warrants, puts and calls, or similar derivative securities, selling lululemon stock short and participating in hedging transactions. Our policy also prohibits our directors, officers and certain other employees from pledging lululemon stock as collateral for a loan.
Compensation Committee Interlocks and Insider Participation
Three of the current members of the people, culture and compensation committee, Emily White (chair), Martha Morfitt, and Michael Casey, have never served as one of our officers or employees. Kathryn Henry was previously our chief information officer, logistics & distribution and last served as an executive in 2014. None of our executive officers currently serves, or in fiscal 2020 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or people, culture and compensation committee.

Executive Officers
Our executive officers are as follows:

Name	Age(1)	Position	Officer Since
Calvin McDonald	49	Chief Executive Officer	2018
Meghan Frank	44	Chief Financial Officer	2020
Celeste Burgoyne	47	President, Americas & Global Guest Innovations	2016
Michelle (Sun) Choe	52	Chief Product Officer	2018
Nicole (Nikki) Neuberger	39	Chief Brand Officer	2020
André Maestrini	57	Executive Vice President, International	2021
(1) Age as of April 1, 2021

Calvin McDonald was appointed chief executive officer of lululemon and a member of our board of directors in August 2018. Prior to joining lululemon, Mr. McDonald served for five years as president and chief executive officer of Sephora Americas, a division of the LVMH group of luxury brands. Prior to joining Sephora in 2013, Mr. McDonald spent two years as president and chief executive officer of Sears Canada. Prior to his tenure at Sears Canada, Mr. McDonald spent 17 years at Loblaw Companies Limited, a grocery and pharmacy leader in Canada. Mr. McDonald received an MBA from the University of Toronto, and Bachelor of Science degree from the University of Western Ontario.
Meghan Frank has served as our chief financial officer since November 2020. She joined lululemon in 2016 as the senior vice president, financial planning and analysis, and is now responsible for leading finance, tax, treasury, investor relations, asset protection, facilities, operations excellence, and strategy functions. Ms. Frank has over 20 years of experience within the retail industry, previously holding senior positions at Ross Stores and J. Crew. She earned her Bachelor of Arts degree from Colgate University.
Celeste Burgoyne was appointed as our president, Americas and global guest innovation in October 2020. Since joining lululemon in 2006, her role has expanded to oversee all channel and customer-facing aspects of the North American business, including stores and e-commerce. She is also responsible for leading and incubating guest innovations for lululemon globally. Prior to joining lululemon, Ms. Burgoyne held various leadership positions during her ten years at Abercrombie & Fitch. Ms. Burgoyne holds a B.A. from the University of San Diego.
Michelle (Sun) Choe has served as our chief product officer since September 2018, where she leads the merchandising and design teams for the company. She joined lululemon in 2016 as senior vice president, merchandising and has been instrumental in elevating merchandising capabilities, partnering with design leadership and innovation to deliver the lululemon vision to guests through best in class product assortments. Prior to joining lululemon, Ms. Choe served as chief global product merchant at Marc Jacobs and worked in multi-channel merchandising at brands including West Elm, Madewell, Urban Outfitters, Levi's and The Gap. Ms. Choe received her B.A. from the University of Maryland College Park.
Nicole (Nikki) Neuburger has served as our chief brand officer since January 2020 with the responsibility to drive our global brand and storytelling initiatives and lead marketing, creative, communications, events, store design, sustainable business and impact functions. Prior to joining lululemon, Ms. Neuburger was the global head of marketing at Uber Eats where she led the introduction and expansion of the brand. She also built a 14-year career at Nike where she most recently served as the global vice president of Nike Running. Ms. Neuburger received her Bachelor of Science in Business Administration from Oregon State University.
André Maestrini has served as our executive vice president, international since January 2021, leading our international expansion in China, Asia Pacific and EMEA regions. Prior to joining lululemon, Mr. Maestrini spent 14 years at adidas in various senior roles and across several of the company’s global offices. He has a demonstrated record of growth and unlocking opportunities by leveraging the brand and categories across multiple channels, and most recently, he oversaw a multi-billion dollar business as the senior vice president, global general manager, sports business units, running, training, football, basketball & heartbeat sports. At adidas, he also successfully grew the business in China and served as general manager of the business units in France and Latin America. Prior to adidas, Mr. Maestrini held marketing roles at The Coca-Cola Company, Danone, and Kraft Jacobs Suchard. He received a master’s degree in marketing from ESSEC Business School in Paris, France.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit the consolidated financial statements of lululemon for the fiscal year ending January 30, 2022. PwC has acted in such capacity since its appointment in fiscal 2006. A representative of PwC is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so and is expected to be available to respond to appropriate questions.
Shareholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of PwC to the shareholders for ratification as a matter of good corporate governance practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee at its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of lululemon and our shareholders.
Fees for Professional Services
The following table shows the aggregate fees billed or expected to be billed to lululemon for fiscal 2020 and fiscal 2019 by PwC:

	Fiscal 2020	Fiscal 2019
Audit Fees(1)	$1,164,616	$1,031,603
Audit-Related Fees(2)	116,347	101,464
Tax Fees(3)	—	—
All Other Fees(4)	15,208	—
 __________
(1)Audit fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in our quarterly reports and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements, including consent procedures in connection with public filings.
(2)Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under audit fees.
(3)Tax fees consist of fees for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.
(4)All other fees consist of fees for products and services other than the services reported above.
The audit committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The audit committee chair is also authorized, pursuant to delegated authority, to pre-approve additional services on a case-by-case basis, and such approvals are communicated to the full audit committee at its next meeting.
None of the services related to audit-related fees, tax fees, or all other fees described above were approved by the audit committee pursuant to the waiver of pre-approval provisions set under applicable rules of the SEC.
 Vote Required and Board Recommendation
If a quorum is present, the selection of our independent registered public accounting firm will be ratified if the votes cast for this proposal exceed the votes cast against this proposal at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Our board of directors unanimously recommends a vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2022.

REPORT OF THE AUDIT COMMITTEE
The audit committee oversees lululemon's financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The audit committee also evaluates lululemon's policies, procedures and practices with respect to enterprise risk assessment and risk management (including those risks related to information security, cyber security, and data protection), including discussions with management about material risk exposures and steps being taken to monitor, control, and report such risks.
The audit committee consists of five directors, each of whom, in the judgment of our board of directors, is an "independent director" for purposes of the Nasdaq listing standards as they apply to audit committee members. The audit committee acts pursuant to a written charter that has been adopted by our board of directors. A copy of this charter is available on our website at www.lululemon.com.
The audit committee has reviewed and discussed the audited financial statements with management. The audit committee has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the Securities and Exchange Commission. The audit committee has met with our independent registered public accounting firm, with and without management present, to discuss the overall scope of its audit, the results of its examinations, and the overall quality of lululemon's financial reporting.
The audit committee has received from our independent registered public accounting firm a formal written statement describing all relationships between the firm and lululemon that might bear on the auditors' independence, as required by the applicable requirements of the PCAOB, and has discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that lululemon's audited financial statements be included in lululemon's Annual Report on Form 10-K for the fiscal year ended January 31, 2021.

AUDIT COMMITTEE

Martha Morfitt (chair)
Michael Casey
Stephanie Ferris
Kourtney Gibson
Kathryn Henry

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The compensation discussion and analysis section highlights how our design and practices reflect our compensation philosophy. The people, culture and compensation committee and our board of directors believe our executive programs align with our business strategy and the interests of our shareholders, while continuing to attract and motivate key executives. A significant portion of the total incentive compensation for each of our executives is directly related to our financial performance results and other performance factors to measure our progress against strategic plans.
We are required to submit a proposal to shareholders for a (non-binding) advisory vote to approve the compensation of our named executive officers under Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for shareholder vote at the annual meeting:
•The compensation of the named executive officers, as disclosed in this proxy statement (including the compensation discussion and analysis, the compensation tables, and the narrative disclosure that accompanies the compensation tables), is hereby approved.
Vote Required and Board Recommendation
If a quorum is present, the compensation of our named executive officers will be approved, on an advisory basis, if the votes cast for this proposal exceed the votes cast against this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Our board of directors unanimously recommends a vote "FOR" the approval, on an advisory basis, of the compensation of our named executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section describes our executive compensation program for fiscal 2020 (and certain elements of fiscal 2021) for our "named executive officers" as outlined in the table below. The intent is to provide shareholders with a discussion of our compensation policies and practices, and related corporate governance. This way, shareholders can take confidence in our approach to executive compensation, including how our programs are linked to financial performance and contribute to lululemon's culture.

2020 Named Executive Officers	Title
Calvin McDonald	Chief Executive Officer
Meghan Frank	Chief Financial Officer
Celeste Burgoyne	President, Americas and Global Guest Innovation
Michelle (Sun) Choe	Chief Product Officer
Nicole (Nikki) Neuburger	Chief Brand Officer
Patrick J. Guido(1)	Former Chief Financial Officer
(1) Mr. Guido resigned from his position as Chief Financial Officer, effective May 8, 2020.
Compensation Philosophy
We are committed to a compensation strategy that supports our values and rewards exceptional performance. Our executive compensation policies are based on the principles that compensation should be reflective of our financial performance (pay-for-performance), aligned with shareholders and significantly tied to value creation through equity-based long-term incentives.

In Practice
The people, culture and compensation committee seeks to set total compensation at competitive levels to attract, motivate, and retain highly qualified executives who contribute to lululemon's success and aligns with our entrepreneurial culture. In assessing overall compensation, the committee generally considers the factors outlined in the chart below. As a company based in Canada which recruits our executives globally, we have developed certain compensation practices to remain competitive. Our executive officers are paid in U.S. dollars and are offered select tax and relocation assistance.

Market Comparison Data
Absolute & Relative Shareholder Returns
Individual Performance
Executive Compensation
Absolute & Relative Financial Performance
Historical Awards
Independent Consultant Recommendations

Compensation Design Our 2020 executive compensation program consisted of five elements:
Our compensation program mix is heavily performance-based as 86% of our chief executive officer's annual target compensation, and an average of 71% of the other named executive officers' annual target compensation, is contingent upon the achievement of performance objectives and/or share price performance.

People, Culture and Compensation Committee Duties and Responsibilities
The people, culture and compensation committee evaluates the pay of our executive officers with the goal of setting compensation opportunities at levels comparable with executives in peer companies of similar industry, size and scope of operations. The committee is responsible for:
•Goals and objectives: establishing target compensation opportunities, and reviewing and approving goals that will determine the actual compensation levels, perquisites and other benefits for our executive officers.
•Programs: recommending new or potential changes in compensation design, policies and practices, and evaluating our compensation policies and practices to determine if they are properly coordinated and achieving their intended purposes.
•Risks: reviewing our programs to determine if there are any aspects which encourage excessive or inappropriate risk-taking by our executive officers.
•Administration: establishing and periodically reviewing policies for the administration of our executive compensation programs.
•Talent: managing executive officer talent and succession planning.

In setting the appropriate levels of compensation for our executive officers, the committee may base its decision on:
•Individual performance: the evaluation, experience, responsibilities and potential of each individual.
•Evaluation: chief executive officer evaluation with respect to the other executive officers.
•Peers: similarly situated executives at other comparable companies.
•Company Performance: the company's absolute and relative performance and achievement of strategic and financial goals.
•Independent Compensation Consultant: the advice of consultants for external expertise.
Role of the Independent Compensation Consultant
The people, culture and compensation committee has engaged Willis Towers Watson (WTW) as its independent consultant for executive officer and director compensation matters. WTW reports directly to the committee, and provides review of certain materials, attends meetings as requested, provides market data and recommendations, advises on evolving trends and best practices in compensation and committee governance, evaluates policies and practices, and reviews the compensation discussion and analysis disclosure in our proxy statement.

During fiscal 2020, management engaged WTW for consulting services regarding survey data services, and international compensation plans and policies. The WTW team management engaged was separate from the team the people, culture, and compensation committee engaged. The fees for those services were less than the $120,000 disclosure threshold.

SEC Independence
The people, culture and compensation committee reviewed its relationship with WTW to determine that the engagement did not raise any conflict of interest. Factors considered included the six SEC and Nasdaq rules regarding compensation committee advisor independence, which include (1) other services provided by the advisor's firm, (2) fees as a percentage of firm revenue, (3) any policies and procedures maintained by the advisory firm to prevent or mitigate potential conflicts of interest, (4) any business or personal relationship of the compensation advisor with a member of the compensation committee, (5) any company stock owned by the compensation advisor, and (6) any business or personal relationship of the compensation advisor or the firm employing the advisor with an executive officer of lululemon.
Role of Executive Officers in Executive Compensation
Our non-employee directors set the chief executive officer's compensation for the following year based in part on the board-wide performance assessment, which takes into account achievement of objectives, contribution to our financial performance, ethics and integrity, and other leadership attributes and accomplishments.

For the other executive officers, the chief executive officer provides a performance assessment and compensation recommendation to the people, culture and compensation committee. The executive officers' achievement of objectives, contributions to financial performance, ethics and integrity and other leadership attributes and accomplishments are also further evaluated by the committee. Our senior vice president, people and culture supports the process and recommendations.

Peer Group
The people, culture and compensation committee reviews the peer group annually to ensure our executive compensation remains competitive against the most relevant external comparator companies (i.e., peers). In selecting peers, the committee aims to identify companies with characteristics similar to ours, taking into consideration our vision to be the experiential brand that ignites a community of people through sweat, grow and connect across all channels, as well our power of three growth strategy. We look at comparably sized companies (based on revenue, operating income, and market capitalization, among others). Other key elements we look at include:

In 2020, we used the following peer group to benchmark against executive pay and practices.

2020 Peer Group:
American Eagle Outfitters	Columbia Sportswear Company	Land's End	Tiffany & Co.	VF Corp.
Burberry Group plc	Deckers Outdoor	PVH Corp.	Ulta Beauty
Capri Holdings Limited	Gildan Activewear	Recreational Equipment, Inc.	Under Armour, Inc.
Chipotle Mexican Grill	L Brands	Tapestry, Inc.	Urban Outfitters

Following a review with the support of WTW, the people, culture and compensation committee approved an updated peer group for 2021. While no singular company, or set of companies, have characteristics identical to lululemon, we worked to identify several companies which we believe have aspects similar to lululemon. The change to our peer group includes new peers that we believe more closely align with our high growth and strong consumer brand, while still remaining heavily weighted towards retailers.
Among our updated peer group, lululemon ranks slightly below median on revenue, and well above the 75th percentile on operating income, market capitalization, and total shareholder return over the last five years.

2021 Peer Group:
Burberry Group plc	Deckers Outdoor	Restoration Hardware	Twitter, Inc.	Urban Outfitters
Capri Holdings Limited	Gildan Activewear	Ross Stores, Inc.	Uber Technologies, Inc.	VF Corp.
Chipotle Mexican Grill	PVH Corp.	Square, Inc.	Ulta Beauty	Wayfair Inc.
Columbia Sportswear Company	Recreational Equipment, Inc.	Tiffany & Co.	Under Armour, Inc.

Elements of Compensation
The elements of total direct compensation we offer are linked to our business strategies and pay-for-performance philosophy, as outlined below. We aim to offer competitive compensation with our total compensation packages targeted between market median and the 75th percentile. We also offer limited other perquisites and standard retirement and benefit plans.

Element	Purpose	How it Works	Link to Business Strategies
Base Salary	Provides base level of earnings throughout the year; considers a number of factors including responsibilities, experience, external market, and historical performance.	Payable bi-weekly in arrears subject to deductions required by law or authorized by the executive.	Competitive base salaries support in attracting and retaining executive talent. Base salaries are generally targeted near the market median of base salaries of similarly situated executives at peer group companies.
Annual Cash Incentive	Rewards the achievement of annual financial and strategic goals.	Generally awarded in the form of performance-based cash awards and payable based on the achievement of corporate performance goals established by the people, culture and compensation committee.	Performance metrics and incentive targets are set at the beginning of the fiscal year and align with our financial goals. Performance metrics typically include operating income and net revenue.
Long-term Incentive Awards	Rewards the achievement of our long-term performance goals and aligns the incentives of our executives with the interests of our shareholders.	Generally awarded in three equity vehicles: (1) stock options (2) PSU awards and (3) RSU awards.	Metrics for PSU awards generally are set at the beginning of the fiscal year and are designed to align with the delivery of goals we believe drive long-term shareholder performance. The ultimate value received by the executive officers is linked to the performance of our share price. PSUs generally do not vest until 3 years after grant.

Base Salary
The base salary established for each of our executive officers is intended to reflect that individual's responsibilities, scope, experience, historical performance, length of service, and other factors deemed relevant by the people, culture and compensation committee. Base salaries are reviewed at least annually by the committee and may be adjusted from time to time. In considering whether to adjust base salary, the people, culture and compensation committee may consider the following:
•our corporate performance and the individual performance of the executive officer;
•the relative value of the executive officer's position within the organization;
•any new responsibilities delegated to the executive officer during the year;
•any contractual agreements with the executive officer; and
•the competitive marketplace for executive talent.

The market for our senior executive talent is global and highly competitive, with many of our executives being recruited from U.S.-based companies. To provide a more relevant and consistent comparison to the competitive salaries provided to comparable executives within our peer group, which are denominated in U.S. dollars, the salaries of our executive officers are denominated and paid in U.S. dollars.

Following its annual review of target compensation levels of the executive officers, and taking into consideration the unprecedented business environment as impacted by the outbreak of the COVID-19 coronavirus disease, the people, culture and compensation committee approved making no increases to named executive officer base salaries for fiscal 2020. Additionally, our senior leadership team, including our named executive officers, reduced their base salaries by 20% for three months in fiscal 2020. The cost savings were used to help establish a fund to aid employees affected by the COVID-19 crisis who were facing hardship in their lives.

Annual Cash Incentives
Design
The annual cash performance bonuses awarded to our executive officers are intended to compensate them for achieving financial and strategic goals. These bonuses are designed to reward annual performance against annual performance metrics, distinct from our equity grants which are designed to reward the achievement of our long-term performance goals. We believe establishing cash bonus opportunities is an important factor in both attracting and retaining the services of qualified and highly skilled executives, and in motivating our executives to achieve our annual objectives.
The people, culture and compensation committee will set the components of our annual cash performance bonus, including the following:
• target annual cash bonus levels for each of our executive officers as a percentage of base salary;
•the financial performance measures for the annual cash bonus awards;
•the relative weighting of each specific financial performance measure; and
•range of potential payouts usually during the first quarter of each fiscal year
The target annual cash bonus levels for each of our named executive officer for fiscal 2020 are shown in the table below:

Named Executive Officer	Role	Fiscal 2020 Target Bonus (as a % of Base Salary)
Calvin McDonald	Chief Executive Officer	150%
Meghan Frank	Chief Financial Officer	75%
Celeste Burgoyne	President, Americas and Global Guest Innovation	90%
Michelle Sun Choe	Chief Product Officer	90%
Nicole (Nikki) Neuburger	Chief Brand Officer	75%
Patrick J. Guido	Former Chief Financial Officer	75%

Payout
Following the completion of each fiscal year, the people, culture and compensation committee reviews performance relative to the achievement of the company's performance goals to determine the amount of bonus payable to our executive officers. In making this determination, the committee may make adjustments that will be applied in calculating whether the financial performance goals have been met to factor out extraordinary, unusual, or non-recurring items. The people, culture and compensation committee may use discretion in determining the amount of the bonus payable to an executive officer. Generally, executive officers must remain employed by us on the bonus payment date to be eligible for payment, unless the employment termination is a result of death or disability.

Fiscal 2020
For fiscal 2020, as in previous years, the people, culture and compensation committee determined that the annual cash bonus awards would be based entirely on operating income and net revenue. Due to the impact of the COVID-19 pandemic on our business operations, we updated our bonus structure to be based on financial performance measures for the second half of the year only. Additionally, our payout range was modified to be between 0% of the target bonus for performance below threshold, to 100% of the target bonus for achieving or exceeding the maximum performance level. This was a change from our typical 200% maximum. We chose to do this to help fund our global pay protection program, which provided pay and job protection to our global employee population while our stores were temporarily closed due to the pandemic, as well as other initiatives focused on our collective, including our We Stand Together Fund and Ambassador Relief Fund.
The people, culture and compensation committee determined that the fiscal 2020 financial goals, based on the second half of the year, had been exceeded so that on a weighted basis the bonus payout was calculated as 100% of target bonus level. The actual bonuses paid to the named executive officers for fiscal 2020 performance represented 100% of their target bonus levels, and are included in the Non-Equity Incentive Plan Compensation column of the summary compensation table.

1 Payout maximum for fiscal 2020 is 100%. Bonuses are based on annual salaries without taking into account the 3-month salary reduction.
Long-Term Incentive Awards
Equity awards are an important component of our executive compensation program. We believe providing a significant portion of our total compensation opportunity in equity-based compensation helps drive the achievement of our long-term performance goals and aligns the incentives of our executives with the interests of our shareholders. Equity-based awards enable us to attract, retain and competitively compensate executive talent.
Stock options, PSUs, and RSUs were granted to certain executives and employees (other than the named executive officers) throughout fiscal 2020. Information on long-term awards to the named executive officers can be found in the "2020 Grants of Plan-Based Awards" table.
The people, culture and compensation committee evaluates our equity-based compensation programs annually and considers the following:
•alignment to company goals;
•the impact our program design has on the performance and retention of our executives and employees;
•alignment to the interest of our shareholders;
•market trends in long-term incentive grants;
•the accounting treatment of such awards;
•simplicity of compensation; and
•comparison to our peer group.

The people, culture and compensation committee determines the size, terms, and conditions of equity awards in accordance with the terms of our current equity incentive plan. The committee determined that the annual fiscal 2020 target equity mix for our named executive officers would consist of the following:

Each executive officer (with the exception of the chief executive officer) is provided with annual awards of PSUs, stock options, and RSUs based on their position and relevant prior performance. The committee establishes the annual equity award value for each executive officer (other than the chief executive officer) based upon the recommendations of the chief executive officer, individual performance, the annual review of their compensation relative to the peer group companies, a comparison against compensation survey data and an assessment of company-wide equity usage.

The chief executive officer receives an annual award of PSUs and stock options based upon similar assessment, and recommendation of the committee.

PSU Awards
•Each PSU award represents a right to receive one share of our common stock on a specified settlement date, generally three years from date of grant.
•Vesting will occur as a result of our attainment of certain performance goals during the performance period, and continued employment.
•Each PSU award specifies the threshold, target and maximum number of performance-based restricted stock units that will vest at certain performance levels.
•The range of PSUs that can be earned under the fiscal 2020 awards range from 0% of target for performance below threshold to 200% of target for performance at or above maximum.
Stock Options
•Stock option awards generally have seven-year terms and vest in four equal installments beginning on the first anniversary of the date of grant to encourage retention and to compensate our executive officers for their contributions over the long-term.
•Stock options only have value to the executive officers to the extent that, on the date they are exercised, the company's share price is higher than the exercise price. We grant stock options with an exercise price equal to the closing price of our common stock as reported on Nasdaq on the date of grant.
RSU Awards
•Each RSU represents a right to receive one share of our common stock on a specified settlement date, if the time vesting requirement has been met.
•RSUs generally vest in three equal annual installments beginning on the first anniversary of the date of grant to encourage executive retention while maintaining direct shareholder alignment.

Settlement of 2018 PSU Awards (2018-2020 Performance Cycle)
The performance period and vesting period for our PSU awards generally consist of three fiscal years. The people, culture and compensation committee establishes the minimum, target and maximum performance and payout levels during the first quarter of the performance period. Three year operating income compound annual growth rate, or CAGR, was selected as the performance metric for the 2018 PSU awards.
Generally, at the end of each performance period, the people, culture and compensation committee reviews the results of the company's performance relative to the performance goals and determines the payout of the awards. For the 2018 through 2020 performance period, the CAGR is based on the operating income for fiscal 2017 of $503.2M, with a threshold CAGR of 5%, target CAGR of 10%, and maximum CAGR of 15%. Our annual operating income for fiscal 2020 was $819,986,000, meaning a 17.7% CAGR, and resulting in a payout of 200% of the target PSUs award granted, as shown in the chart below. No adjustments relating to COVID-19 were made.
The PSUs granted in fiscal 2019 and fiscal 2020 also use an operating income CAGR over a three-year performance period.
The people, culture and compensation committee has the discretion to make adjustments that will be applied in calculating whether the performance goals have been met to factor out the effect (whether positive or negative) of any change in accounting standards or any extraordinary, unusual, or nonrecurring item occurring after the grant of an award. The purpose of this kind of adjustment would be to provide a consistent basis from period to period for the calculation of performance measures in order to prevent the dilution or enlargement of the participant's rights with respect to an award. The people, culture and compensation committee seeks to establish PSU goals that require a significant level of growth in order to receive target (or any) payout and that align the executives' interests with both the achievement of our long-term strategic plan and the interests of our shareholders.

Stock Ownership Guidelines
We believe our executive officers should have a meaningful ownership stake in lululemon to underscore the alignment of executive officer and shareholder interests and to encourage a long-term perspective. The corporate responsibility, sustainability and governance committee adopted stock ownership guidelines for our executive officers as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)
Chief Executive Officer	5x Base Salary
Other Section 16 executive officers reporting to the Chief Executive Officer	3x Base Salary

Our executive officers are required to retain 75% of the net shares of our common stock they acquire upon the vesting or exercise of any equity incentive awards granted in fiscal 2016 onward, after deducting the number of shares of our common stock that would be needed to pay applicable taxes and exercise price, until they meet the applicable stock ownership guideline. The people, culture and compensation committee annually reviews the status of compliance with the stock ownership guidelines.

Clawback Policy
The people, culture and compensation committee has adopted an incentive compensation recoupment policy, which applies to all incentive-based compensation paid or awarded to an executive officer on or after September 2015. Under the policy, if we determine that we must prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, we will seek to recover, at the discretion of the people, culture and compensation committee after it has reviewed the facts and circumstances that led to the requirement for the restatement and the costs and benefits of seeking recovery, the amount of erroneously awarded incentive-based compensation received by an executive officer during the three-year period immediately preceding the date on which we are required to prepare the restatement.
Other Benefits
Based on our pay-for-performance philosophy, our executive compensation program includes limited perquisites and other benefits. As a Canadian based company which frequently hires executives from the United States, we provide limited tax and relocation assistance we believe enables us to remain competitive from a global talent perspective.

Benefits	Employee Eligibility	Executive Officer Eligibility
Medical/Dental/Vision Plans	✓	✓
Life and Disability Insurance	✓	✓
Change in Control and Severance Plan	✓	✓
401(k) Plan (or other defined contribution group savings program)	✓	✓
Employee Stock Purchase Plan	✓	Not offered

Perquisites	Employee Eligibility	Executive Officer Eligibility
Employee Discount	✓	✓
Tax Support	✓	✓
Relocation Assistance (i.e., temporary housing, moving expenses)	✓	✓
Supplemental Life Insurance	✓	✓
Parental Leave Policy	✓	✓
Fitness Benefit	✓	✓

The cost of providing these benefits and perquisites to the named executive officers is included in the amounts shown in the "All Other Compensation" column of the summary compensation table and detailed in the footnotes to the table. We believe the executive benefits we provide are reasonable and generally consistent with benefits offered by companies in our industry and peer group. Offering these benefits serves the objective of attracting and retaining top executive talent.
Employment Agreements and Severance Arrangements
We have employment agreements with our named executive officers which allow us to terminate their employment with us at any time, with or without cause. These agreements provide them with severance benefits under certain circumstances, including if we terminate their employment without cause. These agreements were made in order to attract and retain the services of these particular executives. The agreements were the result of negotiations between the parties, which we believe resulted in employment and severance terms and conditions that are commercially competitive and typical of the terms and conditions afforded to similarly situated executives in other companies of similar size and stage of business life cycle operating in the retail apparel industry.
In each case, any severance payments are contingent on the occurrence of certain termination events and are subject to the executive's compliance with the surviving terms of the employment agreement and other terms, which may include a non-compete, non-solicitation and non-disparagement agreement, as well as the executive's release of any employment-related claims the executive may have against us. These severance arrangements are intended to provide each executive with a sense of security in making the commitment to dedicate the executive's professional career to our success. These severance rights do not differ based on whether or not we experience a change in control.

Risk Considerations in Determining Compensation
The people, culture and compensation committee annually reviews the various design elements of our compensation program to determine whether it believes our compensation policies and practices encourage excessive or inappropriate risk-taking by our executive officers. Following the risk evaluation in March 2021, the committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on lululemon.
Tax Considerations in Determining Compensation
We consider the tax treatment of various forms of compensation and the potential for excise taxes to be imposed on our executive officers which might have the effect of hindering the purpose of their compensation. While we do not design our compensation programs solely for tax purposes, we do design our plans to be tax efficient for the company where possible and where the design does not add unnecessary complexity to the plans or their administration. While we endeavor to use tax-efficient compensation structures when feasible, the compensation committee has the discretion to deliver non-deductible forms of compensation.
Compensation Changes for Fiscal 2021
Fiscal 2020 was an unprecedented year as we navigated the impact of the COVID-19 pandemic. The people, culture and compensation committee approved making no increases to named executive officer compensation in fiscal 2020. Additionally, each of our named executive officers, along with the rest of the senior leadership team, reduced their base salaries by 20% for three months to help establish the We Stand Together hardship fund to support employees affected by the COVID-19 crisis.
For fiscal 2021, after taking into account company and individual performance, as well as market data and historical pay increases, the people, culture and compensation committee approved increases to the base salaries, target bonuses, and annual equity grants of some of our named executive officers. Consistent with our compensation philosophy, the adjustments are predominantly focused on long-term incentives to reinforce our pay-for-performance philosophy and align with shareholder interests. The table below shows these components of pay set by the compensation committee for fiscal 2021:

Name	Title	Fiscal 2021 Base Salary ($)	Fiscal 2021 Target Annual Bonus (%)	Fiscal 2021 Annual Equity ($)
Calvin McDonald	Chief Executive Officer	$1,250,000	160%	$8,000,000
Meghan Frank	Chief Financial Officer	$550,000	75%	$1,000,000
Celeste Burgoyne	President, Americas and Global Guest Innovation	$700,000	90%	$2,500,000
Michelle Choe	Chief Product Officer	$700,000	90%	$2,500,000
Nicole Neuburger	Chief Brand Officer	$600,000	75%	$1,000,000
Compensation Program Design for Fiscal 2021
During fiscal 2020, the people, culture and compensation committee, with the assistance of management and its compensation consultant, reviewed our incentive compensation programs to ensure they were aligned with our strategic goals and growth plans. The committee determined that for fiscal 2021, our performance-based cash awards for executive officers would revert back to their fiscal 2019 payout structure (ranging from 0-200% of target). They will continue to be based on our achievement of financial performance goals, weighted 50% on operating income and 50% on net revenue. The committee continues to believe this structure focuses the executive team on our critical financial goals. For fiscal 2022, we are considering the addition of an environmental, social, governance, or ESG, component to our bonus plan given the importance of this to lululemon.
In addition, the committee determined that the fiscal 2021 equity mix for the chief executive officer would continue to consist of 50% PSUs and 50% stock options. For other executive officers, the equity mix would continue to consist of 50% PSUs, 30% stock options, and 20% RSUs.

People, Culture and Compensation Committee Report
The people, culture and compensation committee of the board of directors of lululemon athletica inc. has reviewed and discussed the compensation discussion and analysis contained in this proxy statement with management. Based on this review and discussion, the people, culture and compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

PEOPLE, CULTURE AND COMPENSATION COMMITTEE

Emily White (chair)
Martha Morfitt
Michael Casey
Kathryn Henry

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table shows information detailing the compensation of each person who served as our principal executive officer or our principal financial officer during fiscal 2020 and our three other most highly compensated executive officers during fiscal 2020. Collectively, we refer to these persons as our "named executive officers."
The dollar amounts shown are in U.S. dollars. The amounts originally in Canadian dollars were converted to U.S. dollars for this table using the average of the average exchange rates for each fiscal month during the applicable fiscal year. Applying this formula to fiscal 2020, fiscal 2019 and fiscal 2018, CDN$1.00 was equal to USD$0.748, USD$0.755 and USD$0.769 respectively.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Calvin McDonald, Chief Executive Officer(6)	2020	1,182,692	—	2,999,912	3,000,024	1,875,000	1,532,478	10,590,106
	2019	1,250,000	—	2,999,971	2,995,896	3,750,000	294,077	11,289,944
	2018	576,923	600,000	10,999,885	3,003,247	1,698,113	152,090	17,030,258
Meghan Frank, Chief Financial Officer(7)	2020	469,231	—	693,002	136,415	351,923	10,721	1,661,292
Celeste Burgoyne, President, Americas and Global Guest Innovation	2020	638,654	—	1,050,139	450,024	607,500	—	2,746,317
	2019	666,538	—	1,050,141	1,448,023	1,199,769	—	4,364,471
	2018	625,165	254,827	1,059,934	240,267	920,054	—	3,100,247
Michelle Choe, Chief Product Officer	2020	638,654	—	1,050,139	450,024	607,500	166,936	2,913,253
	2019	666,538	—	1,050,141	1,448,023	1,199,769	49,874	4,414,345
	2018	615,604	250,000	989,839	210,229	905,984	1,695	2,973,351
Nicole Neuburger, Chief Brand Officer(8)	2020	544,038	333,333	350,109	150,027	431,250	54,770	1,863,527
Patrick J. Guido, Former Chief Financial Officer(9)	2020	129,341	—	524,975	224,983	—	26,049	905,348
	2019	532,692	—	712,380	786,438	799,038	19,553	2,850,101
	2018	400,000	296,743	369,093	115,514	588,679	116,621	1,886,650
_________
(1)Fiscal 2020 and 2019 were both 52 week years, while fiscal 2018 was a 53 week year. The named executive officers salaries' were reduced by 20% for three months during fiscal 2020.
(2)This column reflects the grant date fair value of PSUs and RSUs granted. See the "Grants of Plan-Based Awards Table" for information on PSUs and RSUs granted to our named executive officers in fiscal 2020. These amounts reflect the grant date fair value of the awards at target, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 for a discussion of all assumptions made by us in determining the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 values of our equity awards.
(3)This column reflects the grant date fair value of stock options granted. See the "Grants of Plan-Based Awards Table" for information on stock options granted to our named executive officers in fiscal 2020. These amounts reflect the grant date fair value of the awards, and do not correspond to the actual value that will be realized by the executive officer. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.
(4)Non-equity incentive plan compensation includes the annual performance-based cash awards paid in accordance with our 2014 equity incentive plan and are reported for the fiscal year in which the relevant performance measures are satisfied rather than when awarded or paid.

(5)The following table provides additional information of all other compensation:

Name	Fiscal Year	Relocation Costs and Personal Tax Preparation Fees ($)	Tax Equalization Payments, Including Gross-Ups ($)	Company Match of 401(k) / RRSP ($)	Other	Total All Other Compensation ($)
Calvin McDonald	2020	1,300,289	225,581	6,608	—	1,532,478
	2019	269,817	18,745	5,515	—	294,077
	2018	75,240	71,081	5,769	—	152,090
Meghan Frank	2020	—	—	10,721	—	10,721
Celeste Burgoyne	2020(A)	—	—	—	—	—
	2019(A)	—	—	—	—	—
	2018(A)	—	—	—	—	—
Michelle Choe	2020	6,022	159,414	—	1,500	166,936
	2019	2,499	47,375	—	—	49,874
	2018(A)	—	1,695	—	—	1,695
Nicole Neuburger	2020	50,145	4,625	—	—	54,770
Patrick J. Guido	2020	3,179	3,179	—	19,691	26,049
	2019	17,349	2,205	—	—	19,553
	2018	116,621	—	—	—	116,621
(A)The aggregate of all perquisites and other personal benefits was less than $10,000. Ms. Choe received tax gross-ups under $10,000 in fiscal 2018, which have been included in the table above.

(6)Mr. McDonald commenced employment as our chief executive officer in August 2018. We agreed to provide Mr. McDonald home sale assistance and home-loss buyout protection as part of his relocation services. A third party relocation company was engaged to manage the buyout process whereby the relocation company purchased the home from Mr. McDonald at its appraised market value. The relocation company was responsible for carrying and maintaining the home until it was sold and we agreed to pay a fee and reimburse the relocation company for these costs, as well as any deficiency if the home was sold for less than the purchase price. The home was sold in fiscal 2020, and the total costs we paid to the relocation company in fiscal 2020 for the final sale of the home and carrying costs was $1,291,032.
(7)Ms. Frank was appointed as our chief financial officer effective November 23, 2020. In fiscal 2020, Ms. Frank was granted a one-time RSU award with a target value of $200,000, which vests in installments of 0%, 50%, and 50% on the three anniversary dates following the grant date, subject to continued employment. She was also granted a one-time RSU award with a target value of $175,000 which vests in installments of 33%, 33%, and 34% on the three anniversary dates following the grant date, subject to continued employment.
(8)Ms. Neuburger commenced employment as our chief brand officer in January 2020. She was granted a one-time retention award of $500,000, subject to remaining employed with lululemon for a period of 18 months. This award has been included in the table above, prorated for the amount earned in the fiscal year.
(9)Mr. Guido resigned from his position as chief financial officer, effective, May 8, 2020. Under the terms of his employment agreement, he received no severance compensation or equity upon his departure. Mr. Guido forfeited his unvested equity awards when he left the company.

2020 Grants of Plan-Based Awards
The following table shows each plan-based award made to a named executive officer in fiscal 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Type of Award	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Calvin McDonald	Stock Option	03/27/2020	—	—	—	—	—	—	—	52,431	188.84	3,000,024
	Performance-Based Restricted Stock Unit	03/27/2020	—	—	—	7,943	15,886	31,772	—	—	—	2,999,912
	Performance-Based Cash Award(5)	03/27/2020	468,750	937,500	1,875,000	—	—	—	—	—	—	—
Meghan Frank	Restricted Stock Unit(7)	02/13/2020	—	—	—	—	—	—	788			200,042
	Stock Option	03/27/2020	—	—	—	—	—	—	—	1,704	188.84	97,500
	Performance-Based Restricted Stock Unit	03/27/2020	—	—	—	431	861	1,722	—	—	—	162,591
	Restricted Stock Unit(6)	03/27/2020	—	—	—	—	—	—	344	—	—	64,961
	Restricted Stock Unit(8)	06/12/2020	—	—	—	—	—	—	590	—	—	174,852
	Stock Option(9)	12/11/2020	—	—	—	—	—	—	—	373	188.84	38,915
	Performance-Based Restricted Stock Unit(9)	12/11/2020	—	—	—	94	188	376	—	—	—	64,732
	Restricted Stock Unit(6)(9)	12/11/2020	—	—	—	—	—	—	75	—	—	25,824
	Performance-Based Cash Award(5)	03/27/2020	87,981	175,962	351,923	—	—	—		—	—	—
Celeste Burgoyne	Stock Option	03/27/2020	—	—	—	—	—	—	—	7,865	188.84	450,024
	Performance-Based Restricted Stock Unit	03/27/2020	—	—	—	1,986	3,972	7,944	—	—	—	750,072
	Restricted Stock Unit(6)	03/27/2020	—	—	—	—	—	—	1,589	—	—	300,067
	Performance-Based Cash Award(5)	03/27/2020	151,875	303,750	607,500	—	—	—	—	—	—	—
Michelle Choe	Stock Option	03/27/2020	—	—	—	—	—	—	—	7,865	188.84	450,024
	Performance-Based Restricted Stock Unit	03/27/2020	—	—	—	1,986	3,972	7,944	—	—	—	750,072
	Restricted Stock Unit(6)	03/27/2020	—	—	—	—	—	—	1,589	—	—	300,067

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Type of Award	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
	Performance-Based Cash Award(5)	03/27/2020	151,875	303,750	607,500	—	—	—	—	—	—	—
Nicole Neuburger	Stock Option	03/27/2020	—	—	—	—	—	—	—	2,622	188.84	150,027
	Performance-Based Restricted Stock Unit	03/27/2020	—	—	—	662	1,324	2,648	—	—	—	250,024
	Restricted Stock Unit(6)	03/27/2020	—	—	—	—	—	—	530	—	—	100,085
	Performance-Based Cash Award(5)	03/27/2020	107,813	215,625	431,250	—	—	—	—	—	—	—
Patrick Guido(10)	Stock Option	03/27/2020	—	—	—	—	—	—	—	3,932	188.84	224,983
	Performance-Based Restricted Stock Unit	03/27/2020	—	—	—	993	1,986	3,972	—	—	—	375,036
	Restricted Stock Unit(6)	03/27/2020	—	—	—	—	—	—	794	—	—	149,939
	Performance-Based Cash Award(5)	03/27/2020	100,313	200,625	401,250	—	—	—		—	—
__________
(1)Payout maximum for fiscal 2020 is 100% of target. Annual bonuses are based on annual salaries without taking into account the 3 month salary reduction.
(2)The PSUs vest based on achievement of performance goals over a three-year performance period.
(3)The stock options vest in 25% installments on the four anniversary dates following the grant date.
(4)This column reflects the grant date fair value in U.S. dollars of the award granted at target in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.
(5)Each of the performance-based cash awards shown in the table was granted under our current 2014 equity incentive plan, which provides flexibility to grant cash incentive awards, as well as equity awards. The material terms of the 2020 performance-based cash awards are described under "Executive Compensation - Compensation Discussion and Analysis" in the section entitled "Annual Cash Incentives."
(6)The RSUs vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date, subject to continued employment.
(7)Ms. Frank was granted a one-time RSU with a target value of $200,000. The RSUs will vest in installments of 0%, 50% and 50% on the three anniversary dates following the grant date, subject to continued employment.
(8)Ms. Frank was granted a one-time RSU with a target value of $175,000. The RSUs will vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date, subject to continued employment.
(9)Ms. Frank commenced her position as chief financial officer in November 2021, and received additional equity grants for her promotion.
(10)Mr. Guido resigned from his position as chief financial officer, effective May 8, 2021. All unvested PSUs, RSUs and his performance-based cash award were forfeited at that time. All unvested options were also forfeited at that time, and Mr. Guido had 90 days after his termination date to exercise his vested options.

Outstanding Equity Awards at 2020 Fiscal Year End
The following tables show information regarding the outstanding equity awards held by each of the named executive officers on January 31, 2021.

	Outstanding Stock Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Calvin McDonald	08/20/2018	35,178	35,177	136.67	08/20/2025
	03/28/2019	13,989	41,968	167.54	03/28/2026
	03/27/2020	—	52,431	188.84	03/27/2027
Meghan Frank	02/16/2017	—	94	65.97	02/16/2024
	03/31/2017	—	1,459	51.87	03/31/2024
	03/28/2018	—	2,181	85.96	03/28/2025
	03/28/2019	—	1,364	167.54	03/28/2026
	03/28/2019	—	1,399	167.54	03/28/2026
	03/27/2020	—	1,704	188.84	03/27/2027
	12/11/2020	—	373	344.32	12/11/2027
Celeste Burgoyne	12/09/2016	62	—	69.30	12/09/2023
	03/31/2017	7,409	2,470	51.87	03/31/2024
	06/13/2017	—	421	52.39	06/13/2024
	03/28/2018	4,475	4,474	85.96	03/28/2025
	03/28/2019	2,099	6,295	167.54	03/28/2026
	03/28/2019	4,663	13,989	167.54	03/28/2026
	03/27/2020	—	7,865	188.84	03/27/2027
Michelle Choe	12/09/2016	180	—	69.30	12/09/2023
	03/31/2017	—	1,459	51.87	03/31/2024
	03/28/2018	—	2,796	85.96	03/28/2025
	09/20/2018	309	616	155.97	09/20/2025
	03/28/2019	2,099	6,295	167.54	03/28/2026
	03/28/2019	4,663	13,989	167.54	03/28/2026
	03/27/2020	—	7,865	188.84	03/27/2027
Nicole Neuburger	01/31/2020	—	75	239.39	01/31/2027
	03/27/2020	—	2,622	188.84	03/27/2027
Patrick Guido(2)	—	—	—	—	—
_________
(1)The stock options vest in 25% installments on the four anniversary dates following the grant date.
(2)Mr. Guido resigned from his position as chief financial officer, effective May 8, 2020. All unvested options were forfeited at that time, and he has 90 days after his termination date to exercise his vested options.

	Outstanding Stock Awards
		Time-Based Vesting Awards		Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Market Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(4)
Calvin McDonald	08/20/2018	14,926	4,905,878	21,951	7,214,855
	03/28/2019	—	—	17,906	5,885,344
	03/27/2020	—	—	15,886	5,221,410
Meghan Frank	02/20/2018	1,477	485,460	—	—
	03/28/2018	395	129,829	2,908	955,801
	03/28/2019	400	131,472	1,492	490,391
	03/27/2020	794	260,972	1,986	652,758
	02/14/2018	1,020	335,254	—	—
	03/28/2018	308	101,233	2,268	745,446
	3/28/2019(5)	597	196,222	970	318,820
	03/28/2019	260	85,457	—	—
	2/13/2020(6)	788	259,000	—	—
	03/27/2020	344	113,066	861	282,993
	6/12/2020(7)	590	193,921	—	—
	12/11/2020	75	24,651	188	61,792
Celeste Burgoyne	02/14/2018	2,093	687,927	—	—
	03/28/2018	633	208,054	4,653	1,529,348
	03/28/2019	1,200	394,416	4,477	1,471,500
	03/27/2020	1,589	522,273	3,972	1,305,517
Michelle Choe	02/14/2018	2,093	687,927	—	—
	03/28/2018	395	129,829	2,908	955,801
	09/20/2018	87	28,595	641	210,684
	03/28/2019	1,200	394,416	4,477	1,471,500
	03/27/2020	1,589	522,273	3,972	1,305,517
Nicole Neuburger	01/31/2020	2,089	686,613	40	13,147
	01/31/2020	16	5,259	—	—
	03/27/2020	530	174,200	1,324	435,172
Patrick J. Guido(8)	—	—	—	—	—
_________
(1)The RSUs vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date, subject to continued employment.
(2)The market value of the restricted share awards and RSUs is based on $328.68 per share, the closing sale price on January 29, 2021, the last trading day of our 2020 fiscal year.
(3)The PSUs vest based on a three-year performance period.
(4)The aggregate dollar value of the PSUs is shown at target payout value based on $328.68 per share, the fair market value on January 29, 2021, the last trading day of our 2020 fiscal year.
(5)Ms. Frank was granted a one-time RSU with a target value of $100,000. The RSUs will vest in installments of 0%, 50% and 50% on the three anniversary dates following the grant date, subject to continued employment.
(6)Ms. Frank was granted a one-time RSU with a target value of $200,000. The RSUs will vest in installments of 0%, 50% and 50% on the three anniversary dates following the grant date, subject to continued employment.
(7)Ms. Frank was granted a one-time RSU with a target value of $175,000. The RSUs will vest in installments of 33%, 33% and 34% on the three anniversary dates following the grant date, subject to continued employment.

(8)Mr. Guido resigned from his position as chief financial officer, effective on May 8, 2020. All unvested PSUs and RSUs were forfeited at that time.

2020 Option Exercises and Stock Vested
The following table provides information regarding stock options exercised by our named executive officers during fiscal 2020 and the PSUs and RSUs that vested and the value realized upon vesting by our named executive officers during fiscal 2020. Stock option award value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our stock on the date the stock awards vested.

		Option Awards		Stock Awards
Name	Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Calvin McDonald	08/20/2018	—	—	20,490	3,883,880
	08/20/2018	—	—	14,488	5,308,693
Meghan Frank	02/16/2017	95	23,183	—	—
	02/16/2017	—	—	515	133,503
	02/16/2017	—		28	7,258
	03/31/2017	1,460	376,870		—
	03/31/2017	—	—	5,849	1,108,678
	03/31/2017	—	—	426	80,748
	02/14/2018	—	—	991	252,120
	03/28/2018	1,090	244,204		—
	03/28/2018	—	—	300	58,182
	03/28/2019	455	64,819		—
	03/28/2019	466	66,386		—
	03/28/2019	—	—	128	24,824
Celeste Burgoyne	03/30/2015	282	69,797	—	—
	06/11/2015	86	21,174	—	—
	09/14/2015	659	165,478	—	—
	04/01/2016	2,612	616,364	—	—
	12/09/2016	187	44,005	—	—
	03/31/2017	—	—	9,899	1,876,355
	03/31/2017	—	—	721	136,666
	06/13/2017	1,265	318,281	—	—
	06/13/2017	—	—	1,690	320,340
	06/13/2017	—	—	123	37,275
	02/14/2018	—	—	2,032	516,961
	03/28/2018	—	—	614	119,079
	03/28/2019	—	—	591	114,619
Michelle Choe	12/09/2016	179	43,470	—	—
	03/31/2017	1,460	380,009	—	—
	03/31/2017	—	—	5,849	1,108,678
	03/31/2017	—	—	426	80,748
	02/14/2018	—	—	2,032	516,961
	03/28/2018	2,797	632,653	—	—
	03/28/2018	—	—	384	74,473
	09/20/2018	308	48,103		—
	09/20/2018	—	—	85	25,123
	03/28/2019	—	—	591	114,619

		Option Awards		Stock Awards
Name	Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Nikki Neuburger	—	—	—	—	—
Patrick J. Guido(2)	06/06/2018	745	138,676	—	—
	03/28/2019	2,623	373,965	—	—
	03/28/2019	1,049	149,556	—	—
	03/28/2019	—	—	295	57,212
_________
(1)The shares shown in this column represent the total number of shares acquired on the vesting of the stock awards. However, we generally issue shares after deducting the number of shares of our common stock that would be needed to pay applicable taxes.
(2)Mr. Guido resigned from his position as chief financial officer, effective on May 8, 2020. All unvested performance-based restricted stock units and restricted stock units were forfeited at that time. All unvested options were also forfeited at that time, and Mr. Guido had 90 days after his termination date to exercise his vested options.

Potential Post-Employment Payments for Executive Officers
We do not have a pre-defined involuntary termination severance plan or policy for employees, including our named executive officers. Our practice in an involuntary termination situation for a named executive officer may include the following non-equity benefits:
•post-employment severance benefits between 0 to 18 months, as detailed under "Potential Payments upon Termination of Employment and Change in Control";
•salary continuation dependent on the business reason for the termination;
•lump-sum payment based on job level and years of service with lululemon;
•paid health care coverage and Consolidated Omnibus Budget Reconciliation Act, or COBRA, payments for a limited time; and
•outplacement services.

Treatment of Equity Awards Upon Termination of Employment and Change in Control
The following table summarizes how stock options, PSUS, and RSUs would be treated generally in the event of termination of employment and upon a change in control under our 2014 equity incentive plan and our current standard form of award agreements. The provisions of individual employment agreements may also establish how stock options, PSUs, restricted shares and RSUs would be treated in the event of termination or upon a change in control.

Termination Scenario	Stock Options	PSU	Restricted Shares Awards (RSAs)	RSU
Cause	All options immediately expire.	All PSUs are immediately forfeited.	All unvested shares of restricted stock are immediately forfeited.	All RSUs are immediately forfeited.
Retirement(1)	All unvested options will continue to vest for 12 months following the date of termination and may be exercised within the earlier of three years from the date of termination or the regular expiry date.	On the PSU vesting date, the number of PSUs that vest is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of days of the participant's service during the performance period to the total number of days contained in the performance period.	All unvested shares of restricted stock are immediately forfeited.	All unvested RSUs are immediately forfeited.
Death	All unvested options fully vest upon death and may be exercised within the earlier of 12 months or the regular expiry date.	100% of the target number of PSUs become fully vested as of the date of death.	All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.
Disability	All options may be exercised within 12 months to the extent they were exercisable at the time of termination.	On the PSU vesting date, a number of PSUs become fully vested equal to the number of PSUs that would have become vested if no termination had occurred.	All unvested shares of restricted stock become fully vested.	All unvested RSUs become fully vested.
Other Termination	All options may be exercised within 90 days to the extent they were exercisable at the time of termination. All unvested options are immediately forfeited.	In the event of the participant's voluntary termination, all PSUs are immediately forfeited.

In the event of termination without cause more than 12 months before the end of the performance period, all PSUs granted are immediately forfeited.

		In the event of termination without cause within 12 months of the end of the performance period, on the PSU vesting date the number of PSUs that become fully vested is equal to the number of PSUs that would have become vested if no termination had occurred, multiplied by a percentage equal to the number of days of the participant's service during the performance period to the total number of full days contained in the performance period.	All unvested shares of restricted stock are immediately forfeited.	All unvested RSUs are immediately forfeited (except in the case of some supplemental RSU awards, which vest upon termination without cause).
Change in Control	Board has discretion to determine effect of change in control.	If not assumed or substituted for, 100% of the target number of PSUs become fully vested as of the date of the change in control.

If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the target number of PSUs become fully vested as of the date of such termination.	Board has discretion to determine effect of change in control on unvested shares of restricted stock.	If not assumed or substituted for, 100% of the RSUs become fully vested as of the date of the change in control.

If the participant's service is terminated without cause or for good reason within two years following change in control, 100% of the RSUs become fully vested as of the date of such termination.
_________
(1)Retirement means an individual's termination of service (other than for cause) after the earlier of the individual's completion of 25 years of service or the date on which the individual reaches at least the age of 55 and has completed at least ten years of service.

Potential Payments upon Termination of Employment and Change in Control
We have an employment agreement with each of our named executive officers, which provides that the named executive officer's employment may be terminated by the executive or by us at any time, with or without cause.
•If the executive voluntarily resigns or we terminate the executive's employment for cause, the executive will receive only accrued base salary then in effect and benefits earned and payable as of the date of termination.
•If we terminate the executive's employment without cause, and subject to the executive's compliance with the surviving terms of the executive's employment agreement and the release of all employment-related claims, each named executive officer will be entitled to the amounts shown in the table below.
•These employment agreements do not provide for any payments or tax gross-up payments triggered by a change in control.
Under the terms of our current 2014 equity incentive plan, the board of directors may take a number of actions with respect to outstanding equity awards in connection with a change in control, including the acceleration of the unvested portion of equity awards or the cancellation of outstanding awards in exchange for substitute awards.
The following table shows the payments and the intrinsic value of accelerated equity awards that would be due to each of our named executive officers upon the termination of employment for various reasons, including termination in connection with a change in control.
Except in the case of Mr. Guido (who resigned effective May 8, 2020), the amounts provided in the table below assume that each termination was effective as of January 31, 2021 (the last day of our fiscal year) and are merely illustrative of hypothetical events, based on the terms of arrangements that is in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing. In the case of Mr. Guido, no amounts were paid in connection with the termination of his employment.

Name	Termination Scenario	Severance ($)(1)	Intrinsic Value of Accelerated Equity Awards ($)(2)(3)	Total ($)
Calvin McDonald	Cause	—	—	—
	Death	—	44,076,497	44,076,497
	Disability	—	25,969,132	25,969,132
	Change in Control(4)	1,875,000 (5)	44,076,497	45,951,497
	Involuntary (without cause)(8)	1,875,000 (5)	9,956,499	11,831,499
	Voluntary	—	—	—
Meghan Frank	Cause	—	—	—
	Death	—	3,164,912	3,164,912
	Disability	—	2,539,986	2,539,986
	Change in Control(4)	687,500 (6)	3,509,697	4,197,197
	Involuntary (without cause)(8)	687,500 (6)	1,028,716	1,716,216
	Voluntary	—	—	—
Celeste Burgoyne	Cause	—	—	—
	Death	—	12,373,409	12,373,409
	Disability	—	6,119,036	6,119,036
	Change in Control(4)	843,750 (6)	12,373,409	13,217,159
	Involuntary (without cause)(8)	843,750 (6)	2,798,428	3,642,178
	Voluntary	—	—	—
Michelle Choe	Cause	—	—	—
	Death	—	10,164,006	10,164,006
	Disability	—	6,149,807	6,149,807
	Change in Control(4)	843,750 (6)	10,164,006	10,739,006
	Involuntary (without cause)(8)	843,750 (6)	2,006,933	2,581,933

Name	Termination Scenario	Severance ($)(1)	Intrinsic Value of Accelerated Equity Awards ($)(2)(3)	Total ($)
	Voluntary	—	—	—
Nikki Neuburger	Cause	—	—	—
	Death	—	2,583,020	2,583,020
	Disability	—	2,211,359	2,211,359
	Change in Control(4)	575,000(7)	2,583,020	3,158,020
	Involuntary (without cause)(8)	575,000(7)	—	575,000
	Voluntary	—	—	—
Patrick Guido(9)	Voluntary	—	—	—
_________
(1)The dollar amounts shown are in U.S. dollars.
(2)Amounts related to the death, disability, involuntary termination in connection with a change in control, and involuntary termination without cause are based on the intrinsic value of unvested equity awards that would have become vested upon the triggering event on January 31, 2021 based on the fair market value of the stock on such date.
(3)The share-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.
(4)Amounts shown assume the involuntary termination of the executive officer's employment without cause in addition to the election of the board of directors to accelerate the unvested portion of the outstanding stock options and restricted shares, and 100% vesting of restricted stock units and the target number of PSUs in connection with a change in control.
(5)Amounts payable in equal installments on the company's normal paydays over a 18-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.
(6)Amounts payable in equal installments on the company's normal paydays over a 15-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.
(7)Amounts payable in equal installments on the company's normal paydays over a 15-month period and will be forfeited if the executive fails to comply with certain restrictive covenants, including non-competition, non-solicitation and non-disparagement agreements.
(8)Also includes termination of the executive officer's employment by the executive officer for "constructive dismissal," which is not specifically defined in the executive's employment agreement.
(9)Mr. Guido voluntarily resigned from his position as chief financial officer, effective on May 8, 2020. He did not receive any severance payments, and all unvested equity awards were forfeited in connection with the termination of his employment.

CEO Pay Ratio
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule that requires companies to disclose the ratio of chief executive officer compensation to that of the median employee. This section discloses the ratio of the annual total compensation of our principal executive officer to that of our median employee and how that ratio was derived.
CEO Compensation
Mr. McDonald, our chief executive officer, had a total annual compensation of $10,590,106 in fiscal 2020, as reflected in the summary compensation table.
Our Median Employee
We are a global company operating in four main markets: the Americas, EMEA, Asia Pacific and China. In fiscal 2020, we employed approximately 25,000 employees, with a majority of these employees being in part-time retail positions.
Our median employee had an annual total compensation of $14,842 in fiscal 2020. As illustrated in the table below, the estimated median employee of lululemon for fiscal 2020 was a Key Leader, one of our names for our store associates, that worked on a part-time hourly basis during the fiscal year. The median employee earned an average hourly rate of approximately $16.31 USD, inclusive of salary and non-equity incentive plan compensation.
We are proud of our store compensation programs which are grounded in our pay-for-performance philosophy and believe they are a key component in attracting and retaining the best talent. As we put our people first during the COVID-19 pandemic, we continued to pay our employees through our global pay and job protection during store closures. This impacted the median employee’s wages in fiscal 2020 as this employee’s wages during the job protection period was based on an average number of hours worked.

2020 Pay Ratio
The estimated ratio of Mr. McDonald's total annualized compensation was approximately 714 times that of our median employee in fiscal 2020.

Name and Principal Position	Salary(1)	Bonus	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation	Total
Calvin McDonald, Chief Executive Officer	$1,182,692	—	$2,999,912	$3,000,024	$1,875,000	$1,532,478	$10,590,106
Educator, Median Employee	$13,742	—	—	—	$1,100	—	$14,842
Pay Ratio							714
_________
(1)Salary is comprised of base salary pay, overtime pay, double-time pay, statutory holiday pay, and vacation pay earned.
(2)This column reflects the grant date fair value of performance-based restricted stock units granted.
(3)This column reflects the grant date fair value of stock options granted.
(4)Non-equity incentive plan compensation includes monthly, quarterly, and annual performance-based cash awards.

Methodology and Key Assumptions
For the purposes of the chief executive officer pay ratio determination, we have used a consistently applied compensation measure to identify the median employee in fiscal 2020. The below table summarizes our methodology and key assumptions in setting our consistently applied compensation measure.

Item	Company Practice
Date Selection	The last day of the 2020 fiscal year, January 31, 2021, was used for the calculation.
Annualized Earnings	Permanent part-time and full-time employees with partial year earnings were annualized to full year earnings for the fiscal year, assuming consistent earnings. Annualized earnings include salary earned, bonus earned, and actual equity granted value. This does not apply to seasonal or temporary employees.
Employee Workforce Definition	Generally, employees who worked any portion of the fiscal year and who were active earners were included. The jurisdictions included in the analysis were Australia, Canada, China, the United Kingdom, and the United States of America.
De-Minimus Rule	Employee groups in certain non-U.S. jurisdictions were excluded as the aggregate total of these employees amounts less than 5% of our total employee workforce. The jurisdictions excluded were Denmark, France, Germany, Ireland, Japan, Malaysia, the Netherlands, New Zealand, Norway, Singapore, South Korea, Sweden, and Switzerland. The total number of employees excluded from the analysis was approximately 800 based on a total workforce of approximately 25,000.
Exchange Rates	All figures shown are in U.S. dollars. The amounts originally in non-U.S. dollars were converted to U.S. dollars using the average of the average exchange rates for each fiscal month during the fiscal year.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies - including companies in our peer group - may not be comparable to the pay ratio reported above. Other companies may have different employment and compensation practices, different geographic breadth, perform different types of work, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. This information is being provided for compliance purposes. Neither the people, culture and compensation committee nor management of the company used the pay ratio measure in making compensation decisions.

DIRECTOR COMPENSATION
Direction Compensation Philosophy
Our people, culture and compensation committee considers the specific duties and responsibilities for our non-employee director compensation program. We believe a combined offering of both cash and equity grants will attract and retain qualified candidates, and aligns our director’s interest with our shareholders. In setting our director compensation, the people, culture, and compensation committee annually reviews our pay to ensure we remain competitive, and consults with its independent compensation advisor, Willis Towers Watson, for recommendations and market practice.
Director Compensation Structure
Service Fee
The service fees for fiscal 2020 was an annual cash retainer, based on the following schedule:

Retainers
All non-employee directors	$85,000
Additional Retainers
Chair	135,000
Lead Director	50,000
Audit Committee Chair	20,000
People, Culture and Compensation Committee Chair	15,000
Corporate Responsibility, Sustainability and Governance Committee Chair	10,000
Audit Committee Member	10,000
People, Culture and Compensation Committee Member	7,500
Corporate Responsibility, Sustainability and Governance Committee Member	5,000

In response to the changing business environment as impacted by the outbreak of the COVID-19 pandemic, members of our board of directors chose to not receive their cash retainer for three months in fiscal 2020. The cost savings were used to help establish the We Stand Together fund to aid employees facing COVID-19 related hardships.

Equity Grant
In addition, each non-employee director receives an annual grant of restricted stock awards under our current 2014 equity incentive plan. These annual awards are generally granted after the annual meeting of shareholders each year if the director continues to be a member of our board of directors.
Non-employee directors who join our board of directors other than in connection with an annual meeting generally receive these awards on a pro-rata basis. For fiscal 2020, directors who served on the board of directors for the full fiscal year received an award of restricted stock having a fair value at the time of grant equal to approximately $130,000, subject to one year vesting.

Fiscal 2021 Director Compensation Structure Changes
For fiscal 2021, the board of directors reviewed our non-employee director compensation program and recommended no changes.

Director Stock Ownership Guidelines
The corporate responsibility, sustainability and governance committee has adopted stock ownership guidelines for our directors as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)
Non-employee director	5 x Annual Cash Retainer Compensation

Our non-employee directors are encouraged to comply with the stock ownership guidelines within five years after their date of appointment or election to the board of directors.

Fiscal 2020 Director Compensation
The following table shows the amount of compensation we paid to each of our non-employee directors for fiscal 2020 for serving on our board of directors:

Name	Fees Earned or Paid in Cash(2) ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Michael Casey	88,125	128,290	—	216,415
Stephanie Ferris	71,250	124,934	—	196,184
Kourtney Gibson(3)	3,036	26,861	—	29,897
Tricia Glynn	67,500	128,290	—	195,790
Kathryn Henry	71,250	128,290	—	199,540
Jon McNeill	67,500	128,290	—	195,790
Martha Morfitt	96,875	128,290	—	225,165
Glenn Murphy(4)	165,000	128,290	168,945	462,235
David Mussafer	115,000	128,290	—	243,290
Emily White	73,125	128,290	—	201,415
_________
(1)The amounts in this column represent the expense we recognized in fiscal 2020 in accordance with FASB ASC Topic 718. See the notes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021 for a discussion of all assumptions made by us in determining the FASB ASC Topic 718 values of our equity awards.
(2)The board of directors forwent 3 months of their cash retainer to help establish the We Stand Together Fund for employees facing COVID-19 related hardships.
(3)Ms. Gibson joined the board of directors effective November 18, 2020.
(4)Mr. Murphy received option awards in fiscal 2018 for his role as executive chair of the board of directors. The option expense continues to be recognized in fiscal 2020 as it vests over a three-year period.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Procedures for Approval of Related Person Transactions
Our board of directors has adopted a written policy for approval of transactions between lululemon and our directors or director nominees, executive officers, shareholders beneficially owning more than 5% of our stock, and each of their respective immediate family members, where the amount involved in the transaction exceeds $120,000 in a single fiscal year and the party to the transaction has or will have a direct or indirect material interest. The policy provides that the audit committee reviews each transaction and determines whether or not to approve or ratify the transaction.
In determining whether to approve or ratify transactions subject to the policy, the audit committee considers, among other factors it deems appropriate, the related person's interest in the transaction and whether the transaction is on terms no less favorable to lululemon than terms that could have been reached with an unrelated third party.
The audit committee has considered and adopted the following standing pre-approvals under the policy for transactions with related persons:
•Employment as an executive officer of lululemon, if the related compensation is either required to be reported in our proxy statement or is approved (or recommended for approval) by the people, culture and compensation committee;
•Any compensation paid to a director if the compensation is required to be reported in our proxy statement;
•Any transaction where the related person's interest arises solely from the ownership of our stock and all holders of our common stock received the same benefit on a pro-rata basis; and
•Any transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.
Transactions with Related Persons for Fiscal 2020

Dennis J. Wilson, who is a beneficial owner of more than 5% of our total outstanding shares, has informed us that he controls the company from which we lease our Victoria, British Columbia store. We currently lease the space at a monthly rent of CDN$9,583. The total monthly payments due under the lease from February 1, 2021 (the first day of our 2021 fiscal year) through the end of the current lease term are approximately CDN$159,883.

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT
The following table sets forth information concerning the "beneficial ownership" of our common stock as of April 1, 2021 by (1) those persons who we know to beneficially own more than 5% of our outstanding common stock, (2) our directors, (3) the "named executive officers" listed in the summary compensation table, and (4) all of our current directors and executive officers as a group. "Beneficial ownership" is a concept that takes into account shares that may be acquired within 60 days of April 1, 2021 (such as by exercising vested stock options) and shares as to which the named person has or shares voting or investment power.

Beneficial Owner(1)	Number of Shares of Common Stock Owned	Right to Acquire(2)	Number of Shares Beneficially Owned(3)	Percent(4)
FMR LLC(5)	18,768,379	—	18,768,379	14.4%
245 Summer Street
Boston, MA 02210
Dennis J. Wilson(6)	10,955,225	—	10,955,225	8.4%
21 Water Street, Suite 600
Vancouver, BC V6B 1A1
The Vanguard Group, Inc.(7)	8,719,422	—	8,719,422	6.7%
100 Vanguard Blvd.
Malvern, PA 19355
T. Rowe Price Associates, Inc.(8)	7,981,172	—	7,981,172	6.1%
100 E. Pratt Street
Baltimore, MD 21202
BlackRock, Inc.(9)	7,784,479	—	7,784,479	6.0%
55 East 52nd Street
New York, NY 10055
Prudential Financial, Inc.(10)	7,447,626	—	7,447,626	5.7%
751 Broad Street
Newark, NJ 07102
Jennison Associates LLC(11)	7,092,102	—	7,092,102	5.4%
466 Lexington Avenue
New York, NY 10017
Michael Casey	57,097	—	57,097	*
Stephanie Ferris	1,011	—	1,011	*
Kourtney Gibson	218	—	218	*
Tricia Glynn	2,787	—	2,787	*
Kathryn Henry	4,852	—	4,852	*
Jon McNeill	6,539	—	6,539	*
Martha Morfitt	85,354	—	85,354	*
Glenn Murphy	102,506	19,420	121,926	*
David Mussafer	19,386	—	19,386	*
Emily White(12)	16,806	—	16,806	*
Calvin McDonald	39,469	76,265	115,734	*
Meghan Frank	3,377	3,992	7,369	*
Celeste Burgoyne	6,111	32,142	38,253	*
Michelle Choe	7,700	18,835	26,535	*
Nicole Neuburger	437	675	1,112	*
Patrick J. Guido(13)	—	—	—	*
Directors and executive officers as a group (15 persons)	353,650	151,329	504,979	*

_________
* Less than 1%.
(1)Unless otherwise indicated, the address of the beneficial owner is c/o lululemon athletica inc., 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7.
(2)Represents shares of our common stock issuable upon exercise of options that have vested within 60 days.
(3)Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. The number of shares beneficially owned represents common shares held as of April 1, 2020, and shares of our common stock issuable upon exercise of options or restricted stock units that have vested or will vest within 60 days.
(4)Percentages are calculated on the basis of 130,531,547 shares of our common stock and special voting stock outstanding as of April 1, 2021, except that any additional shares of our common stock that a person has the right to acquire within 60 days of April 1, 2021 were deemed to be outstanding for purposes of calculating that person's beneficial ownership.
(5)Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 28, 2021
(6)Based on Schedule 13D/A filed by Mr. Wilson with the SEC on October 9, 2020.
(7)Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021.
(8)Based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc., with the SEC on February 16, 2021.
(9)Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2021.
(10)Based on a Schedule 13G filed by Prudential Financial, Inc. with the SEC on February 9, 2021.
(11)Based on a Schedule 13G filed by Jennison Associates LLC with the SEC on February 10, 2020.
(12)Includes 11,101 shares of common stock held by The Kelly-White Living Trust.
(13)Mr. Guido is our former chief operating officer, who resigned on May 8, 2020. We have no information regarding Mr. Guido's holdings of our company. April 1, 2020.

TRANSACTION OF OTHER BUSINESS
At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2021 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT THE 2022 ANNUAL MEETING OF SHAREHOLDERS
Shareholder proposals to be included in our proxy statement for our 2022 annual meeting must be received by the company secretary no later than December 31, 2021. Notices must be delivered to the company secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2022 annual meeting by more than 30 days from June 9, 2022, then the deadline will be the later of the 90th day prior to the 2022 annual meeting or the 10th day following the day on which we first publicly announce the date of the 2022 annual meeting.
Shareholders wishing to submit a proposal (including a nomination for election as a director) for consideration at the 2022 annual meeting must do so in accordance with the terms of the advance notice provisions in our bylaws. These advance notice provisions require that, among other things, the shareholder give written notice to the company secretary of lululemon no later than the 120th day prior to the first anniversary of the date on which we first mailed this proxy statement. For the 2022 annual meeting, a shareholder's notice of a proposal will be considered timely if received no later than December 31, 2021. Notices must be delivered to the company secretary at our executive offices at 1818 Cornwall Avenue, Vancouver, British Columbia, V6J 1C7. If we change the date of the 2022 annual meeting by more than 30 days from June 9, 2022, then the deadline will be the later of the 90th day prior to the 2022 annual meeting or the 10th day following the day on which we first publicly announce the date of the 2022 annual meeting.

ANNUAL REPORT AND FORM 10-K
A copy of our combined annual report to shareholders and Annual Report on Form 10-K for the fiscal year ended January 31, 2021 will be mailed with this proxy statement to those shareholders that elect to receive a paper copy of the proxy materials. For those shareholders that receive the notice, this proxy statement and our 2020 Annual report are available at www.proxyvote.com.

By order of the board of directors,

/s/ Calvin McDonald
Calvin McDonald
Chief Executive Officer
April 27, 2021

Whether or not you plan to attend the annual meeting, please vote your shares via the Internet or telephone, as described in the accompanying materials, as soon as possible to ensure that your shares are represented at the meeting, or, if you elect to receive a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the virtual meeting you will, of course, have the right to revoke the proxy and vote your shares electronically at the meeting.

lululemon

LULULEMON ATHLETICA INC.
1818 CORNWALL AVENUE
VANCOUVER, BC CANADA V6J 1C7
ATTN: INVESTOR RELATIONS

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/lulu2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D49730-P54424

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

lululemon athletica inc.

The Board of Directors recommends you vote FOR all of the following nominees:

1. Class II Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Calvin McDonald	☐	☐	☐
1b. Martha Morfitt	☐	☐	☐
1c. Emily White	☐	☐	☐

Class I Director

Nominee:	**For**	**Against**	**Abstain**
1d. Kourtney Gibson	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending January 30, 2022.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

D49731-P54424

lululemon athletica inc.
Annual Meeting of Shareholders
June 9, 2021 8:00 AM PDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Calvin McDonald and Meghan Frank, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of lululemon athletica inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM PDT on June 9, 2021, via the Internet at: *www.virtualshareholdermeeting.com/lulu2021*, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side